2010 Annual Report

Table of Contents

Letter to Stockholders	1

Financial Highlights Summary	2

Consolidated Balance Sheets	3

Consolidated Statements of Income	4

Consolidated Statements of Changes in Stockholders’ Equity	5

Consolidated Statements of Cash Flows	6

Notes to Consolidated Financial Statements	8

Report of Independent Registered Public Accounting Firm	40

Management’s Discussion and Analysis	41

Board of Directors and Officers	60

Stockholder Information	61

Dear Shareholder:

Surrey Bancorp was profitable in 2010 and remained one of the best-capitalized banks in the state. The operating environment for the Company during 2010 was challenging as many of our customers struggled with continued low levels of economic activity, which negatively affected them on both business and personal levels. Naturally, these struggles had a negative effect on our operations. During 2010, the Company significantly increased the Allowance for Loan Loss Reserves, declined in asset size, and suffered a decline in profitability compared to prior years. Although we did not meet our profitability goals, earnings compared favorably to other banks in North Carolina. Capital adequacy is a key measurement in our current environment, and the Company continues to manage its capital position in a conservative fashion. In 2010, Surrey Bancorp added to its capital base through retained earnings and a successful private placement offering of preferred stock. This allowed the Company to redeem preferred stock sold to the United States Treasury in January 2009 under the Troubled Asset Relief Program (TARP). Surrey Bancorp’s sustained profitability and capital adequacy has resulted in high ratings for safety and soundness from such nationally recognized organizations as Bauer Financial, Inc. and Bankrate.com.

The Company reported net income of $1,238,018 or $0.29 per fully diluted common share in 2010. This was a 45 percent decrease from 2009 profits of $2,232,294 or $0.58 per fully diluted common share. The decrease in earnings was attributable to an increase in the provision for loan losses, which totaled $3,003,748, an increase of $1,398,801 over the 2009 provision of $1,604,947. Net interest income increased to $8,678,096 in 2010, a 13.9 percent improvement over the previous year. The increase was the result of a 23 percent reduction in interest expense and a 5 percent increase in average earning assets during the year. Non-interest income totaled $2,739,125. Excluding a one-time gain from life insurance proceeds in 2009, non-interest income increased 9.1 percent from 2009. The gain was primarily attributable to the sale of a government guaranteed loan into the secondary market. As previously stated, the provision for loans losses increased 87 percent over 2009 due to higher levels of impaired and non-performing loans. Non-interest expense was $6,481,542 in 2010, a reduction of 1.6 percent from the 2009 total.

Total assets as of December 31, 2010, were $213,652,484, a decrease of 1.5 percent from the previous year. Total deposits were $173,960,073 at year-end, virtually unchanged from 2009. Loans, net of the allowance for losses, decreased to $171,794,247, 4.8 percent below the prior year.

Asset quality, adequate provisions for loan losses, and capital adequacy were primary areas of focus for the Board of Directors and management during 2010. As our report indicates, the decline in asset quality, an industry wide problem, had a material effect on our 2010 financial results. Non-performing assets totaled 3.19 percent of total assets at year-end, significantly higher than .66 percent reported in 2009. Loan loss reserves were $6,683,922, or 3.74 percent of total loans at the end of 2010. These reserves approximate 72 percent of impaired and non-performing assets, net of government guarantees.

Surrey Bancorp is positioned to take advantage of growth opportunities as the economy improves in 2011 and beyond. Many of our competitors must address asset quality and capital issues, creating an advantage for well-capitalized institutions such as Surrey Bancorp. As we have done in the past, we will approach these opportunities in a conservative manner and remain an industry leader in profitability and capital adequacy.

On behalf of the employees, management and the Board of Directors of Surrey Bancorp, thank you for your support.

Edward C. Ashby, III

President and CEO

Financial Highlights Summary[1]

	2010	2009	2008	2007	2006

Summary of Operations

Interest income	$11,150	$10,847	$12,356	$15,024	$13,452
Interest expense	2,472	3,226	5,436	6,450	5,181

Net interest income	8,678	7,621	6,920	8,574	8,271
Provision for loan losses	3,004	1,605	800	718	614
Other income	2,739	3,511	2,498	2,618	2,045
Other expense	6,481	6,584	6,279	6,120	5,590
Income taxes	694	711	825	1,569	1,461

Net income	1,238	2,232	1,514	2,785	2,651
Preferred stock dividends declared	(301)	(258)	(119)	(119)	(119)

Net income available to common stockholders	$937	$1,974	$1,395	$2,666	$2,532

Per Common Share Data[2]

Net income:
Basic	$0.29	$0.62	$0.44	$0.85	$0.85
Diluted	0.29	0.58	0.42	0.78	0.76
Cash dividends declared	n/a	n/a	n/a	0.15	n/a
Book value per common share	7.73	7.44	6.87	6.44	5.80

Balance Sheet

Loans, net	$171,794	$180,442	$172,080	$166,457	$153,852
Investment securities	2,012	2,012	2,161	3,118	3,649
Total assets	213,652	216,950	204,178	210,957	187,110
Deposits	173,960	173,975	163,747	171,180	151,091
Stockholders’ equity	28,644	28,425	24,383	22,983	20,027
Interest-earning assets	194,936	206,604	194,310	200,005	180,958
Interest-bearing liabilities	155,455	162,215	154,170	157,943	141,425

Selected Ratios

Return on average assets	0.57%	1.07%	0.74%	1.41%	1.47%
Return on average equity	4.26%	8.07%	6.36%	12.60%	14.16%
Dividends declared on common stock as a percent of net income	n/a	n/a	n/a	17.80%	n/a

1.	In thousands of dollars, except per share data.
2.

Adjusted for the effects of a common stock split effected in the form of a 20% common stock dividend declared on February 3, 2006, and a 2 for 1 common stock split effected in the form of a common stock dividend declared on December 28, 2006.

Consolidated Balance Sheets December 31, 2010 and 2009

	2010	2009

Assets

Cash and due from banks	$2,398,433	$1,923,621
Interest-bearing deposits with banks	22,792,088	19,067,374
Federal funds sold	702,121	412,947
Investment securities available for sale	2,012,132	2,011,925
Restricted equity securities	941,379	1,047,514
Loans, net of allowance for loan losses of $6,683,922 in 2010 and $4,669,905 in 2009	171,794,247	180,442,154
Property and equipment, net	4,726,483	4,881,770
Foreclosed assets	450,532	53,336
Accrued interest and other income	955,516	1,032,989
Goodwill	120,000	120,000
Bank owned life insurance	3,284,990	3,173,307
Other assets	3,474,563	2,782,845

Total assets	$213,652,484	$216,949,782

Liabilities and Stockholders’ Equity

Liabilities
Deposits:
Noninterest-bearing	$27,954,669	$24,709,970
Interest-bearing	146,005,404	149,264,588

Total deposits	173,960,073	173,974,558

Short-term debt	—	3,750,000
Long-term debt	9,450,000	9,200,000
Dividends payable	35,515	44,603
Accrued interest payable	227,887	291,111
Other liabilities	1,334,854	1,264,158

Total liabilities	185,008,329	188,524,430

Commitments and contingencies	—	—

Stockholders’ equity
Preferred stock, 1,000,000 shares authorized, 189,356 shares of Series A, issued and outstanding with no par value, 4.5% convertible non-cumulative, perpetual; with a liquidation value of $14 per share;	2,620,325	2,620,325
2,000 shares of Series B, issued and outstanding with no par value, fixed rate (5%) cumulative perpetual, with a liquidation value of $1,000 per share, net of accreted discount;	—	1,903,283
100 shares of Series C, issued and outstanding with no par value, fixed rate (9%) cumulative perpetual, with a liquidation value of $1,000 per share; net of amortized premium	—	103,222
181,154 shares of Series D, issued and outstanding with no par value, 5.0% convertible non-cumulative, perpetual; with a liquidation value of $7.08 per share;	1,248,482	—
Common stock, 5,000,000 shares authorized at no par value; 3,206,495 shares issued in 2010 and 3,198,105 shares issued in 2009	9,464,178	9,406,429
Retained earnings	15,380,083	14,468,089
Accumulated other comprehensive loss	(68,913)	(75,996)

Total stockholders’ equity	28,644,155	28,425,352

Total liabilities and stockholders’ equity	$213,652,484	$216,949,782

See Notes to Consolidated Financial Statements

Consolidated Statements of Income For the years ended December 31, 2010 and 2009

	2010	2009

Interest income
Loans and fees on loans	$11,070,807	$10,756,956
Federal funds sold	825	559
Investment securities, taxable	49,244	68,283
Deposits with banks	29,027	21,564

Total interest income	11,149,903	10,847,362

Interest expense
Deposits	2,062,001	2,787,160
Federal funds purchased and securities sold under agreements to repurchase	122	400
Short-term debt	17,720	25,744
Long-term debt	391,964	413,159

Total interest expense	2,471,807	3,226,463

Net interest income	8,678,096	7,620,899

Provision for loan losses	3,003,748	1,604,947

Net interest income after provision for loan losses	5,674,348	6,015,952

Noninterest income
Service charges on deposit accounts	1,059,876	1,155,363
Gain on sale of government guaranteed loans	244,924	—
Fees and yield spread premiums on loans delivered to correspondents	165,556	155,804
Other service charges and fees	448,652	382,891
Other operating income	820,117	817,353
Life insurance proceeds	—	1,000,000

Total noninterest income	2,739,125	3,511,411

Noninterest expense
Salaries and employee benefits	3,296,273	3,347,410
Occupancy expense	401,549	413,175
Equipment expense	256,098	275,862
Data processing	409,045	382,003
Foreclosed assets, net	41,847	97,974
Postage/printing and supplies	205,332	212,948
Professional fees	298,918	299,144
FDIC insurance premiums	253,305	317,363
Other expense	1,319,175	1,237,866

Total noninterest expense	6,481,542	6,583,745

Net income before income taxes	1,931,931	2,943,618

Income tax expense	693,913	711,324

Net income	1,238,018	2,232,294
Preferred stock dividends and accretion of discount	(301,039)	(257,968)

Net income available to common stockholders	$936,979	$1,974,326

Basic earnings per common share	$0.29	$0.62

Diluted earnings per common share	$0.29	$0.58

Basic weighted average common shares outstanding	3,206,380	3,192,566

Diluted weighted average common shares outstanding	3,618,981	3,594,178

See Notes to Consolidated Financial Statements

Consolidated Statements of Changes in Stockholders’ Equity For the years ended December 31, 2010 and 2009

	Preferred Stock	Common Stock		Retained Earnings	Unrealized Appreciation (Depreciation) on Securities	Total
	Amount	Shares	Amount

Balance, January 1, 2009	$2,620,325	3,167,568	$9,270,253	$12,493,763	$(1,338)	$24,383,003

Net income	—	—	—	2,232,294	—	2,232,294
Net change in unrealized gain (loss) on investment securities available for sale, net of income tax of $46,836	—	—	—	—	(74,658)	(74,658)

Total comprehensive income						2,157,636

Common stock options exercised	—	30,537	86,238	—	—	86,238
Tax benefit related to exercise of non-qualified stock options	—	—	19,903	—	—	19,903
Stock-based compensation, net of tax benefit	—	—	30,035	—	—	30,035
Issue Series B and C preferred stock to the U.S. Treasury, net of issuance costs	1,975,015	—	—	—	—	1,975,015
Dividends declared on convertible Series A preferred stock ($.63 per share)	—	—	—	(119,294)	—	(119,294)
Dividends declared and accrued on Series B and Series C preferred stock, net of discount accretion and (premium) amortization	31,490	—	—	(138,674)	—	(107,184)

Balance, December 31, 2009	4,626,830	3,198,105	9,406,429	14,468,089	(75,996)	28,425,352

Comprehensive income
Net income	—	—	—	1,238,018	—	1,238,018
Net change in unrealized gain (loss) on investment securities available for sale, net of income tax of $4,443	—	—	—	—	7,083	7,083

Total comprehensive income						1,245,101

Common stock options exercised	—	8,390	34,450	—	—	34,450
Stock-based compensation, net of tax benefit	—	—	23,299	—	—	23,299
Issue Series D preferred stock,net	1,248,482	—	—	—	—	1,248,482
Redemption of Series B preferred stock to the U.S. Treasury	(2,000,000)	—	—	—	—	(2,000,000)
Redemption of Series C preferred stock to the U.S. Treasury	(100,000)	—	—	—	—	(100,000)
Reclassification of issue cost to retained earnings	24,985	—	—	(24,985)	—	—

Dividends declared on Series A convertible preferred stock ($.63 per share)	—	—	—	(119,294)	—	(119,294)
Dividends declared on Series D convertible preferred stock ($.03 per share)	—	—	—	(5,447)	—	(5,447)
Dividends declared and accrued on Series B and Series C preferred stock, net of discount accretion and (premium) amortization	68,510	—	—	(176,298)	—	(107,788)

Balance, December 31, 2010	$3,868,807	3,206,495	$9,464,178	$15,380,083	$(68,913)	$28,644,155

See Notes to Consolidated Financial Statements

Consolidated Statements of Cash flows For the years ended December 31, 2010 and 2009

	2010	2009

Cash flows from operating activities
Net income	$1,238,018	$2,232,294
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	264,527	279,036
Provision for loan losses	3,003,748	1,604,947
Loss on the sale of foreclosed assets	11,042	29,244
Stock-based compensation	23,299	30,035
(Gain) loss on disposal of property and equipment	(400)	(320)
Deferred income taxes	(791,517)	(559,407)
Accretion of discount on securities, net of amortization of premiums	1,971	10,346
Changes in assets and liabilities:
Accrued income	77,473	(24,491)
Increase in cash surrender value of life insurance	(111,683)	(111,157)
Other assets	95,356	(569,760)
Accrued interest payable	(63,224)	(209,583)
Other liabilities	70,696	331,125

Net cash provided by operating activities	3,819,306	3,042,309

Cash flows from investing activities
Net (increase) decrease in interest-bearing deposits with banks	(3,724,714)	(2,564,056)
Net (increase) decrease in federal funds sold	(289,174)	(212,947)
Purchases of investment securities	(2,000,000)	(1,999,663)
Maturities of investment securities	2,009,348	2,016,680
Purchases of restricted equity securities	(65)	(168,950)
Redemption of restricted equity securities	106,200	168,900
Net decrease (increase) in loans	5,153,107	(10,185,364)
Proceeds from the sale of foreclosed assets	82,814	186,348
Proceeds from sale of property and equipment	400	320
Purchases of property and equipment	(109,240)	(116,280)

Net cash provided by (used in) investing activities	1,228,676	(12,875,012)

Cash flows from financing activities
Net increase (decrease) in deposits	(14,485)	10,227,446
Net increase (decrease) in federal funds purchased and securities sold under agreements to repurchase	—	(2,144,186)
Net (decrease) increase in short-term debt	(3,750,000)	2,010,000
Proceeds from long-term debt	2,500,000	1,500,000
Maturities of long-term debt	(2,250,000)	(3,000,000)
Dividends paid on preferred stock	(241,617)	(211,862)
Common stock options exercised	34,450	86,238
Redemption of preferred stock	(2,100,000)	—
Proceeds from the issuance of preferred stock, net	1,248,482	1,975,015
Tax benefit related to exercise of non-qualified stock options	—	19,903

Net cash provided by (used in) financing activities	(4,573,170)	10,462,554

Net increase in cash and cash equivalents	474,812	629,851

Cash and due from banks, beginning	1,923,621	1,293,770

Cash and due from banks, ending	$2,398,433	$1,923,621

Continued

Consolidated Statements of Cash flows, Continued For the years ended December 31, 2010 and 2009

	2010	2009

Supplemental disclosures
Interest paid	$2,535,031	$3,436,046

Income taxes paid	$1,529,337	$1,049,854

Loans transferred to foreclosed properties	$491,052	$218,514

See Notes to Consolidated Financial Statements

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies

Organization

Surrey Bancorp (the “Company”) began operation on May 1, 2003, and was created for the purpose of acquiring all the outstanding shares of common stock of Surrey Bank & Trust. Shareholders of the Bank received six shares of Surrey Bancorp common shares for every five shares of Surrey Bank & Trust common shares owned. The Company is subject to regulation by the Federal Reserve.

Surrey Bank & Trust (the “Bank”) was organized and incorporated under the laws of the State of North Carolina on July 15, 1996, and commenced operations on July 22, 1996. The Bank currently serves Surry County, North Carolina and Patrick County, Virginia and surrounding areas through five banking offices. As a state chartered bank, which is not a member of the Federal Reserve, the Bank is subject to regulation by the State of North Carolina Banking Commission and the Federal Deposit Insurance Corporation.

Surrey Investment Services, Inc. (“Subsidiary”) was organized and incorporated under the laws of the State of North Carolina on February 10, 1998. The subsidiary provides insurance services through SB&T Insurance and investment advice and brokerage services using U-Vest, a third party vendor.

On July 31, 2000, Surrey Bank & Trust formed Freedom Finance, LLC (originally named Friendly Finance, LLC) a subsidiary operation specializing in the purchase of sales finance contracts from local automobile dealers.

The accounting and reporting policies of the Company and subsidiaries follow U.S. generally accepted accounting principles and general practices within the financial services industry. Following is a summary of the more significant policies.

Critical Accounting Policies

Management believes the policies with respect to the methodology for the determination of the allowance for loan losses, and asset impairment judgments, including the recoverability of intangible assets involve a higher degree of complexity and require management to make difficult and subjective judgments which often require assumptions or estimates about highly uncertain matters. Changes in these judgments, assumptions or estimates could cause reported results to differ materially. These critical policies and their application are periodically reviewed with the Audit Committee and the Board of Directors.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, the Bank, and Subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Business Segments

The Company reports its activities in two business segments. In determining the appropriateness of segment definition, the Company considers the materiality of potential business segments and components of the business about which financial information is available and regularly evaluated relative to resource allocation and performance assessment. For more information on business segments see Note 21.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Use of Estimates, continued

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan and foreclosed real estate losses, management obtains independent appraisals for significant properties.

Substantially, the Company’s entire loan portfolio consists of loans in its market area. Accordingly, the ultimate collectability of a substantial portion of the Company’s loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed real estate are susceptible to changes in local market conditions. The regional economy is diverse, but influenced to an extent by the manufacturing and agricultural segments.

While management uses available information to recognize loan and foreclosed real estate losses, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as a part of their routine examination process, periodically review the Company’s allowances for loan and foreclosed real estate losses. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examinations. Because of these factors, it is reasonably possible that the allowances for loan and foreclosed real estate losses may change materially in the near term.

Cash and Due from Banks

For the purpose of presentation in the statement of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption “cash and due from banks.”

Interest-bearing Deposits with Banks

Interest-bearing deposits with banks mature within one year and are carried at cost. These deposits are primarily at the Federal Home Loan Bank of Atlanta, which sweeps excess funds out nightly and invests the funds in accounts that pay a daily rate that mirrors the federal funds rate, and the Federal Reserve Bank. Other deposits included in this category are short-term certificates of deposit issued through the Certificate of Deposit Account Registry Service (CDARS).

Trading Securities

The Company does not hold securities for short-term resale and therefore does not maintain a trading securities portfolio.

Securities Held to Maturity

Bonds, notes, and debentures for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity or to call dates. No securities held by the Company for the periods presented were classified as held to maturity.

Securities Available for Sale

Available for sale securities are reported at fair value and consist of bonds, notes, debentures, and certain equity securities not classified as trading securities or as held to maturity securities.

Unrealized holding gains and losses, net of tax, on available for sale securities are reported as a net amount in a separate component of stockholders’ equity. Realized gains and losses on the sale of available for sale securities are determined using the specific-identification method and are recorded on a trade-date basis. Premiums and discounts are recognized in interest income using the interest method over the period to maturity or to call dates.

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Securities Available for Sale, continued

Declines in the fair value of individual held to maturity and available for sale securities below cost that are other than temporary are reflected as write-downs of the individual securities to fair value. Related write-downs are included in earnings as realized losses. In determining whether other than temporary impairment exist, management considers many factors, including (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and the ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Loans Held for Sale

Government guaranteed loans originated in the normal course of business are sometimes sold into the secondary market. These sales are of the guaranteed portion of the loans only. Loans that carry variable rates, which eliminate the market risk to the Bank, are carried at cost. Fixed rate loans are carried the lower of cost or market.

Loans Receivable

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal amount adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan using the interest method. Discounts and premiums on any purchased residential real estate loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. Discounts and premiums on any purchased consumer loans are recognized over the expected lives of the loans using methods that approximate the interest method.

Interest is accrued and credited to income based on the principal amount outstanding. The accrual of interest on impaired loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due. When the interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received. Payments received on nonaccrual loans are first applied to principal and any residual amounts are then applied to interest. When facts and circumstances indicate the borrower has regained the ability to meet the required payments, the loan is returned to accrual status. Past due loans are determined on the basis of contractual terms.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired. For loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-impaired loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Allowance for Loan Losses, continued

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

Property and Equipment

Land is carried at cost. Premises, furniture and equipment, and leasehold improvements are carried at cost, less accumulated depreciation and amortization computed principally by the straight-line method over the following estimated useful lives:

Years

Buildings and improvements	10-40
Furniture and equipment	3-25

Foreclosed Assets

Assets acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at the lower of the investment in the loan or fair value less anticipated cost to sell at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management, and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in foreclosed asset expense.

Goodwill

Goodwill consists of premiums paid on acquisitions of insurance agencies. Goodwill is evaluated for impairment on an annual basis. Any impairment is charged against income in the period of impairment.

Employee Benefit Plans

The Company has a defined contribution plan qualifying under IRS Code Section 401(k). Employee contributions are matched by the Company up to the first six percent of an employee’s contribution. The Company match is expensed as incurred.

The Company has a noncontributory, nonqualified supplemental executive retirement plan (“SERP”) covering certain executive employees. The plan calls for monthly payments payable for the life of the executive, generally beginning at the age of 65. The SERP costs, which are actuarially determined and recorded on an unfunded basis, are charged to current operations and credited to a liability account on the consolidated balance sheet.

The Company has a deferred compensation plan under which directors may elect to defer their directors’ fees. Participating directors receive an additional 30% matching contribution from the Company. Benefit payments are paid for a specific number of years, generally beginning at age 65. The deferred compensation cost, including the

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Employee Benefit Plans, continued

Company’s matching contribution, are charged to current operations and credited to a liability account on the consolidated balance sheet.

Stock-based Compensation

The Company accounts for stock-based compensation in accordance with the provisions of Financial Accounting Standards Board (“FASB”) ASC 718, Compensation – Stock Compensation. Under the fair value recognition provisions of this statement, stock-based compensation is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the requisite service period, which is the vesting period.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Income Taxes

Provision for income taxes is based on amounts reported in the statements of income (after exclusion of non-taxable income such as interest on state and municipal securities) and consists of taxes currently due plus deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Deferred income tax liability relating to unrealized appreciation (or the deferred tax asset in the case of unrealized depreciation) on investment securities available for sale is recorded in other liabilities (assets). Such unrealized appreciation or depreciation is recorded as an adjustment to equity in the financial statements and not included in income determination until realized. Accordingly, the resulting deferred income tax liability or asset is also recorded as an adjustment to equity.

The Company classifies interest accrued on unrecognized tax benefits with interest expense. Penalties accrued on unrecognized tax benefits are classified with operating expenses.

Basic Earnings per Common Share

Basic earnings per common share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period, after giving retroactive effect to stock splits and dividends.

Diluted Earnings per Common Share

The computation of diluted earnings per common share is similar to the computation of basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if dilutive potential common shares had been issued. The numerator is adjusted for any changes in income or loss that would result from the assumed conversion of those potential common shares.

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Comprehensive Income

Annual comprehensive income reflects the change in the Company’s equity during the year arising from transactions and events other than investments by and distributions to stockholders. It consists of net income plus certain other changes in assets and liabilities that are reported as separate components of stockholders’ equity rather than as income or expense.

Advertising Cost

The Company incurred marketing and advertising cost of $106,307 and $110,025 for the years ended December 31, 2010 and 2009, respectively. The amounts are expensed as incurred and included in the statements of income under other expense.

Off-Balance Sheet Credit Related Financial Instruments

In the ordinary course of business, the Company has entered into commitments to extend credit, including commitments under line of credit arrangements, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded when they are funded.

Fair Value of Financial Instruments

FASB ASC 820, Fair Value Measurement and Disclosure, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Certain financial instruments and all nonfinancial instruments are excluded from disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

Reclassification

Certain reclassifications have been made to the prior years’ financial statements to place them on a comparable basis with the current year. Net income and stockholders’ equity previously reported were not affected by these reclassifications.

Recent Accounting Pronouncements

The following is a summary of recent authoritative pronouncements:

In July 2010, the Receivables topic of the ASC was amended to require expanded disclosures related to a company’s allowance for credit losses and the credit quality of its financing receivables. The amendments will require the allowance disclosures to be provided on a disaggregated basis. The Company began to comply with the disclosures in its financial statements for the year ended December 31, 2010. Certain expanded disclosures about Troubled Debt Restructurings (TDRs) required by the Update have been deferred by FASB in an update issued in early 2011. The TDR disclosures are anticipated to be effective for periods ending after June 15, 2011. See Note. 5.

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Recent Accounting Pronouncements, continued

On July 21, 2010, President Obama signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which significantly changes the regulation of financial institutions and the financial services industry. The Dodd-Frank Act includes several provisions that will affect how community banks, thrifts, and small bank and thrift holding companies will be regulated in the future. Among other things, these provisions abolish the Office of Thrift Supervision and transfer its functions to the other federal banking agencies, relax rules regarding interstate branching, allow financial institutions to pay interest on business checking accounts, change the scope of federal deposit insurance coverage, and impose new capital requirements on bank and thrift holding companies. The Dodd-Frank Act also establishes the Bureau of Consumer Financial Protection as an independent entity within the Federal Reserve, which will be given the authority to promulgate consumer protection regulations applicable to all entities offering consumer financial services or products, including banks. Additionally, the Dodd-Frank Act includes a series of provisions covering mortgage loan origination standards affecting originator compensation, minimum repayment standards, and pre-payments. Management is actively reviewing the provisions of the Dodd-Frank Act and assessing its probable impact on our business, financial condition, and results of operations.

In August 2010, two updates were issued to amend various SEC rules and schedules pursuant to Release No. 33-9026: Technical Amendments to Rules, Forms, Schedules and Codification of Financial Reporting Policies and based on the issuance of SEC Staff Accounting Bulletin 112. The amendments related primarily to business combinations and removed references to “minority interest” and added references to “controlling” and “noncontrolling interests(s)”. The updates were effective upon issuance but had no impact on the Company’s financial statements.

In December 2010, the Intangibles topic of the ASC was amended to modify Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. Any resulting goodwill impairment should be recorded as a cumulative-effect adjustment to beginning retained earnings upon adoption. Impairments occurring subsequent to adoption should be included in earnings. The amendment is effective for the Company beginning January 1, 2011. Early adoption is not permitted.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

Note 2. Restrictions on Cash

To comply with banking regulations, the Company is required to maintain certain average cash reserve balances. The daily average cash reserve requirement was approximately $1,174,000 and $1,122,000 for the periods including December 31, 2010 and 2009, respectively.

Note 3. Securities

Debt and equity securities have been classified in the balance sheets according to management’s intent. The carrying amounts of securities available for sale and their approximate fair values at December 31, 2010 and 2009 follow:

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value

2010
Government-sponsored enterprises	$1,500,000	$1,770	$—	$1,501,770
Mortgage-backed securities	74,278	1,584	—	75,862
Corporate bonds	550,000	—	115,500	434,500

	$2,124,278	$3,354	$115,500	$2,012,132

Notes to Consolidated Financial Statements

Note 3. Securities, continued

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value

2009
Government-sponsored enterprises	$1,501,913	$3,687	$145	$1,505,455
Mortgage-backed securities	83,684	2,036	—	85,720
Corporate bonds	550,000	—	129,250	420,750

	$2,135,597	$5,723	$129,395	$2,011,925

Restricted equity securities were $941,379 and $1,047,514 at December 31, 2010 and 2009, respectively. Restricted equity securities primarily consist of investments in stock of the Federal Home Loan Bank of Atlanta (“FHLB”) and Community Bankers Bank (“CBB”). These investments are carried at cost. The FHLB requires financial institutions to make equity investments in the FHLB in order to borrow money. The Company is required to hold that stock so long as it borrows from the FHLB. CBB stock is classified as restricted due to the transfer restrictions placed on the ownership of the stock by the issuer.

At December 31, 2010 and 2009, substantially all government-sponsored enterprises securities were pledged as collateral on public deposits and for other purposes as required or permitted by law. The mortgage-backed securities were pledged to the Federal Home Loan Bank.

Maturities of mortgage-backed bonds are stated based on contractual maturities. Actual maturities of these bonds may vary as the underlying mortgages are prepaid. The scheduled maturities of securities (all available for sale) at December 31, 2010, were as follows:

	Amortized Cost	Fair Value

Due in one year or less	$—	$—
Due after one year through five years	1,500,000	1,501,770
Due after five years through ten years	608,709	494,406
Due after ten years	15,569	15,956

	$2,124,278	$2,012,132

For the years ended December 31, 2010 and 2009, the Company had no realized gains or losses from the sale of investment securities. All were held to their scheduled maturity dates or call date.

The following tables show investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position, at December 31, 2010 and 2009. These unrealized losses on investment securities are a result of volatility in interest rates and relate to corporate bonds issued by other banks at December 31, 2010 and 2009.

	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

2010
Government-sponsored enterprises	$—	$—	$—	$—	$—	$—
Corporate bonds	—	—	434,500	115,500	434,500	115,500

	$—	$—	$434,500	$115,500	$434,500	$115,500

2009
Government-sponsored enterprises	$499,855	$145	$—	$—	$499,855	$145
Corporate bonds	—	—	420,750	129,250	420,750	129,250

	$499,855	$145	$420,750	$129,250	$920,605	$129,395

Notes to Consolidated Financial Statements

Note 3. Securities, continued

Management considers the nature of the investment, the underlying causes of the decline in the market value and the severity and duration of the decline in market value in determining if impairment is other than temporary. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Based upon this evaluation, there are two securities in the portfolio with unrealized losses for a period greater than 12 months. We have analyzed each individual security for Other Than Temporary Impairment (“OTTI”) purposes by reviewing delinquencies, loan-to-value ratios, and credit quality and concluded that all unrealized losses presented in the tables above are not related to an issuer’s financial condition but are due to changes in the level of interest rates and no declines are deemed to be other than temporary in nature.

Note 4. Loans Receivable

The major components of loans in the balance sheets at December 31, 2010 and 2009 are below.

	2010	2009

Commercial	$66,377,076	$67,428,438
Real estate:
Construction and land development	5,986,045	8,044,967
Residential, 1-4 families	46,356,711	46,355,854
Residential, 5 or more families	1,853,346	2,005,142
Farmland	2,854,481	2,458,748
Nonfarm, nonresidential	48,170,698	51,527,856
Agricultural	73,852	—
Consumer, net of discounts of $14,770 in 2010 and $15,642 in 2009	6,759,770	7,085,464
Other	—	155,653

	178,431,979	185,062,122

Deferred loan origination costs, net of fees	46,190	49,937

	178,478,169	185,112,059
Allowance for loan losses	(6,683,922)	(4,669,905)

	$171,794,247	$180,442,154

Residential, 1-4 family loans pledged as collateral against FHLB advances approximated $25,141,000 and $27,293,000 at December 31, 2010 and 2009, respectively.

Notes to Consolidated Financial Statements

Note 5. Allowance for Loan Losses

The allocation of the allowance for loan losses by loan components at December 31, 2010 and 2009 was as follows:

	Construction & Development	1-4 Family Residential	Nonfarm, Nonresidential	Commercial & Industrial	Consumer	Other	Total

2010

Allowance for credit losses:
Beginning balance	$106,397	$628,963	$696,044	$2,903,267	$281,134	$54,100	$4,669,905
Charge-offs	—	(26,748)	(109,948)	(545,751)	(509,029)	—	(1,191,476)
Recoveries	—	2,290	20,501	150,467	28,487	—	201,745
Provision	12,400	1,091,563	592,695	903,420	405,070	(1,400)	3,003,748

Ending balance	$118,797	$1,696,068	$1,199,292	$3,411,403	$205,662	$52,700	$6,683,922

Ending balance: individually evaluated for impairment	$12,097	$1,118,468	$604,692	$2,334,003	$—	$—	$4,069,260

Ending balance: collectively evaluated for impairment	$106,700	$577,600	$594,600	$1,077,400	$205,662	$52,700	$2,614,662

Ending balance: loans acquired with deteriorated credit quality	$—	$—	$—	$—	$—	$—	$—

Loans Receivable:
Ending balance	$5,986,045	$46,356,711	$48,170,698	$66,377,076	$6,759,770	$4,781,679	$178,431,979

Ending balance: individually evaluated for impairment	$136,703	$2,172,065	$4,268,396	$8,050,109	$10,439	$—	$14,637,712

Ending balance: collectively evaluated for impairment	$5,849,342	$44,184,646	$43,902,302	$58,326,967	$6,749,331	$4,781,679	$163,794,267

Ending balance: loans acquired with deteriorated credit quality	$—	$—	$—	$—	$—	$—	$—

2009

Allowance for credit losses:
Beginning balance	$68,701	$466,175	$325,000	$2,137,127	$368,367	$—	$3,365,370
Charge-offs	—	—	(918)	(133,310)	(281,889)	—	(416,117)
Recoveries	—	46	—	92,481	23,179	—	115,705
Provision	37,696	162,742	371,962	806,969	171,477	54,100	1,604,947

Ending balance	$106,397	$628,963	$696,044	$2,903,267	$281,134	$54,100	$4,669,905

Ending balance: individually evaluated for impairment	$11,197	$70,163	$88,844	$1,955,768	$5,442	$1,060	$2,132,474

Ending balance: collectively evaluated for impairment	$95,200	$558,800	$607,200	$947,499	$275,692	$53,040	$2,537,431

Ending balance: loans acquired with deteriorated credit quality	$—	$—	$—	$—	$—	$—	$—

Loans Receivable:
Ending balance	$8,044,967	$46,355,854	$51,527,856	$67,428,438	$7,085,464	$4,619,543	$185,062,122

Ending balance: individually evaluated for impairment	$144,255	$612,516	$781,797	$5,192,563	$50,924	$1,060	$6,783,115

Ending balance: collectively evaluated for impairment	$7,900,712	$45,743,338	$50,746,059	$62,235,875	$7,034,540	$4,618,483	$178,279,007

Ending balance: loans acquired with deteriorated credit quality	$—	$—	$—	$—	$—	$—	$—

Notes to Consolidated Financial Statements

Note 5. Allowance for Loan Losses, continued

The following table presents loans individually evaluated for impairment by class of loan as of December 31, 2010 and 2009:

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized

2010
With no related allowance recorded:
Construction and development	$97,436	$97,436	$—	$173,163	$5,758
1-4 family residential	931,920	931,920	—	938,365	55,516
Nonfarm, nonresidential	2,098,860	2,098,860	—	2,136,591	110,297
Commercial and industrial	2,246,985	2,246,985	—	2,289,276	123,804
Consumer	10,439	10,439	—	10,439	—
Other loans	—	—	—	—	—

	5,385,640	5,385,640	—	5,547,834	295,375

With an allowance recorded:
Construction and development	$39,267	$39,267	$12,097	$38,893	$1,357
1-4 family residential	1,240,144	1,240,144	1,118,468	1,243,083	39,709
Nonfarm, nonresidential	2,169,536	2,169,536	604,692	2,216,160	126,030
Commercial and industrial	5,803,125	5,803,125	2,334,003	6,076,005	276,677
Consumer	—	—	—	—	—
Other loans	—	—	—	—	—

	9,252,072	9,252,072	4,069,260	9,574,141	443,773

Combined:
Construction and development	$136,703	$136,703	$12,097	$212,056	$7,115
1-4 family residential	2,172,064	2,172,064	1,118,468	2,181,448	95,225
Nonfarm, nonresidential	4,268,396	4,268,396	604,692	4,352,751	236,327
Commercial and industrial	8,050,110	8,050,110	2,334,003	8,365,281	400,481
Consumer	10,439	10,439	—	10,439	—
Other loans	—	—	—	—	—

	$14,637,712	$14,637,712	$4,069,260	$15,121,975	$739,148

2009
With no related allowance recorded:
Construction and development	$66,088	$66,088	$—	$40,563	$3,513
1-4 family residential	216,004	216,004	—	132,577	11,483
Nonfarm, nonresidential	40,679	40,679	—	24,968	2,163
Commercial and industrial	447,169	447,169	—	274,459	23,772
Consumer	45,482	45,482	—	27,916	2,418
Other loans	—	—	—	—	—

	815,422	815,422	—	500,483	43,349

With an allowance recorded:
Construction and development	$78,168	$78,168	$11,197	$47,977	$4,156
1-4 family residential	396,511	396,511	70,163	243,367	21,079
Nonfarm, nonresidential	741,118	741,118	88,844	454,877	39,399
Commercial and industrial	4,745,393	4,745,393	1,955,767	2,912,584	252,272
Consumer	5,442	5,442	5,442	3,340	289
Other loans	1,061	1,061	1,061	651	56

	5,967,693	5,967,693	2,132,474	3,662,796	317,251

Combined:
Construction and development	$144,256	$144,256	$11,197	$88,540	$7,669
1-4 family residential	612,515	612,515	70,163	375,944	32,562
Nonfarm, nonresidential	781,797	781,797	88,844	479,845	41,562
Commercial and industrial	5,192,562	5,192,562	1,955,767	3,187,043	276,044
Consumer	50,924	50,924	5,442	31,256	2,707
Other loans	1,061	1,061	1,061	651	56

	$6,783,115	$6,783,115	$2,132,474	$4,163,279	$360,600

Notes to Consolidated Financial Statements

Note 5. Allowance for Loan Losses, continued

Nonperforming loans and impaired loans are defined differently. As such, some loans may be included in both categories, whereas other loans may only be included in one category. The following presents by class, an aging analysis of the recorded investment in loans.

	30-89 Days Past Due	90 Days Plus Past Due	Total Past Due	Current	Total	Recorded Investment > 90 Days and Accruing

2010

Construction and development	$67,993	$39,267	$107,260	$5,878,785	$5,986,045	$—
1-4 family residential	766,017	272,405	1,038,422	45,318,289	46,356,711	—
Nonfarm, nonresidential	229,393	220,321	449,714	47,720,984	48,170,698	—
Commercial and industrial	567,740	1,351,710	1,919,450	64,457,626	66,377,076	—
Consumer	143,832	—	143,832	6,615,938	6,759,770	—
Other loans	3,472	—	3,472	4,778,207	4,781,679	—

Total	$1,778,447	$1,883,703	$3,662,150	$174,769,829	$178,431,979	$—

Non-accruals included in above	$369,103	$1,883,703	$2,252,806	$4,109,322	$6,362,128

2009

Construction and development	$257,318	$66,088	$323,406	$7,721,561	$8,044,967	$—
1-4 family residential	580,428	173,385	753,813	45,602,041	46,355,854	—
Nonfarm, nonresidential	353,239	166,384	519,623	51,008,233	51,527,856	—
Commercial and industrial	504,808	101,932	606,740	66,821,698	67,428,438	—
Consumer	106,873	2,825	109,698	6,975,766	7,085,464	2,825
Other loans	7,243	—	7,243	4,612,300	4,619,543	—

Total	$1,809,909	$510,614	$2,320,523	$182,741,599	$185,062,122	$2,825

Non-accruals included in above	$75,447	$583,236	$658,683	$324,360	$983,043

Credit Quality Indicators:

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. Loans classified as substandard or special mention are reviewed quarterly by the Company for further deterioration or improvement to determine if appropriately classified and impairment, if any. All other loans greater than $500,000, commercial lines greater than $250,000 and personal lines of credit greater than $100,000, and unsecured loans greater than $100,000 are specifically reviewed at least annually to determine the appropriate loan grading. In addition, during the renewal process of any loan, as well as when a loan becomes past due, the Company will evaluate the loan grade.

Loans excluded from the scope of the annual review process above are generally classified as pass credits until: (a) they become past due; (b) management becomes aware of deterioration in the credit worthiness of the borrower; or (c) the customer contacts the Company for a modification. In these circumstances, the loan is specifically evaluated for potential classification as to special mention, substandard or even charged off. The Company uses the following definitions for risk ratings:

Special Mention. Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

Substandard. Loans classified as substandard are inadequately protected by the current net worth and payment capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Doubtful. Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Notes to Consolidated Financial Statements

Note 5. Allowance for Loan Losses, continued

Loans by credit quality indicator are provided in the following table.

	Total	Pass Credits	Special Mention	Substandard	Doubtful

December 31, 2010

Construction and development	$5,986,045	$5,734,638	$45,321	$206,086	$—
1-4 family residential	46,356,711	42,883,560	1,107,370	1,333,354	1,032,427
Nonfarm, nonresidential	48,170,698	42,327,738	3,422,697	2,420,263	—
Commercial and industrial	66,377,076	57,588,350	1,912,777	6,094,833	781,116
Consumer	6,759,770	6,651,805	91,224	13,864	2,877
Other loans	4,781,679	4,781,679	—	—	—

	$178,431,979	$159,967,770	$6,579,389	$10,068,400	$1,816,420

	100.0%	89.7%	3.7%	5.6%	1.0%

Guaranteed portion of loans	$32,259,668	$26,882,077	$2,260,301	$3,117,290	$—

	Total	Pass Credits	Special Mention	Substandard	Doubtful

December 31, 2009

Construction and development	$8,044,967	$7,800,627	$166,172	$78,168	$—
1-4 family residential	46,355,854	43,412,822	2,566,842	367,888	8,302
Nonfarm, nonresidential	51,527,856	46,907,073	3,838,986	781,797	—
Commercial and industrial	67,428,438	57,786,586	5,158,001	3,741,352	742,499
Consumer	7,085,464	7,045,709	34,313	—	5,442
Other loans	4,619,543	4,619,543	—	—	—

	$185,062,122	$167,572,360	$11,764,314	$4,969,205	$756,243

	100.0%	90.5%	6.4%	2.7%	0.4%

Guaranteed portion of loans	$33,461,262	$28,366,140	$2,873,532	$1,771,590	$450,000

Note 6. Loan Servicing

The Company occasionally sells the guaranteed portion of certain government guaranteed loans in the secondary market. The Company continues to service these loans that totaled $11,901,914 and $6,948,992 at December 31, 2010 and 2009, respectively. Servicing rights were recorded in 2010 for two large loans sold in the secondary market. Due to the size and terms of these loans management believes there is value that should be assigned to the servicing rights. Loan servicing rights are recorded at fair value on a recurring basis. A valuation of loan servicing rights is performed on an individual basis due to the small number of loans serviced. Loans are evaluated on a discounted earnings basis to determine the present value of future earnings. The present value of the future earnings is the estimated market value for the loan, calculated using consensus assumptions that a third party purchaser would utilize in evaluating a potential acquisition of the servicing. As such, the Company classifies loan servicing rights as Level 3.

Management believes the value of the servicing asset prior to 2010 approximates the fair value of the services the Company must perform related to these loans. Accordingly, no servicing asset or liability was recognized at December 31, 2009.

Notes to Consolidated Financial Statements

Note 6. Loan Servicing, continued

The following table presents a rollforward of loan servicing rights from December 31, 2009 to December 31, 2010 and shows that the loan servicing rights are classified as Level 3 as discussed above.

	Level 3
	2010	2009
	Fair Value	Fair Value

Balance, January 1	$—	$—
Capitalized	96,452	—
Amortization included in other income	(1,574)	—

Balance, December 31	$94,878	$—

Gains on the sale of government guaranteed loans are presented as a separate component of noninterest income on the consolidated statements of income for the years ended December 31, 2010 and 2009.

Note 7. Property and Equipment

Components of property and equipment and total accumulated depreciation at December 31, 2010 and 2009 are as follows:

	2010	2009

Land and improvements	$1,594,329	$1,594,329
Buildings and improvements	3,846,297	3,846,297
Furniture and equipment	2,555,693	2,455,111

	7,996,319	7,895,737
Less accumulated depreciation	(3,269,836)	(3,013,967)

	$4,726,483	$4,881,770

Depreciation expense amounted to $264,527, and $279,036 for the years ended December 31, 2010 and 2009, respectively.

The Company’s West Pine Street branch is leased under a five-year operating lease at a monthly rental of $2,215. The lease expires March 31, 2015. The Company has the option to renew the lease for two additional five-year terms. Each five-year term will carry a 12.5% increase in the monthly rental over the previous five-year term. Rental expense was $26,086 and $24,398 for 2010 and 2009, respectively.

Pursuant to the terms of non-cancelable lease agreements in effect at December 31, 2010, and leases expected to renew, pertaining to banking premises and equipment, future minimum rent commitments under various operating leases are as follows:

2011	$26,578
2012	26,578
2013	26,578
2014	26,578
2015	29,070

$135,382

Notes to Consolidated Financial Statements

Note 8. Deposits

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2010 and 2009, was $37,046,229 and $40,513,248, respectively. At December 31, 2010, the scheduled maturities of total time deposits are as follows:

2011	$66,295,844
2012	19,179,400
2013	2,749,820
2014	4,309,304
2015	2,759,193

$95,293,561

Note 9. Short-Term Debt

Short-term debt consists of Federal Home Loan Bank advances that have original maturities of 12 months or less, federal funds purchased and securities sold under agreements to repurchase, which generally mature within one to four days from the transaction date. Additional information at December 31, 2010 and 2009 and for the periods then ended is summarized below:

	2010	2009

Outstanding balance at December 31	$—	$3,750,000

Year-end weighted average rate	—%	0.55%

Daily average outstanding during the year	$765,649	$3,520,444

Average rate for the year	2.34%	0.74%

Maximum outstanding at any month-end during the year	$3,750,000	$6,490,000

Lines of Credit

The Company has established various credit facilities to provide additional liquidity if and as needed. These include unsecured lines of credit with correspondent banks totaling $22,500,000 and a secured line of credit with the Federal Home Loan Bank of Atlanta of approximately $17,690,000. At December 31, 2010, there were no amounts outstanding on the unsecured lines with correspondent banks. Amounts due to the Federal Home Loan Bank of Atlanta on the secured line of credit at December 31, 2010 and 2009 amounted to $9,450,000 and $12,950,000, respectively. The $9,450,000 outstanding at December 31, 2010 was classified as long-term debt.

Note 10. Long-Term Debt

The Company’s long-term debt includes instruments bearing fixed rates ranging from 2.94% to 4.99% and convertible rate instruments bearing rates ranging from 3.71% to 4.95%. The weighted average rate of all long-term debt at December 31, 2010 and December 31, 2009 was 3.90% and 4.21%, respectively. Collateral consists of real estate, substantially all 1-4 family first and second lien and revolving residential real estate loans and certain investment securities. The contractual maturities of long-term debt are as follows:

2011	$1,350,000
2012	350,000
2013	—
2014	1,500,000
2015	3,500,000
Thereafter	2,750,000

$9,450,000

Notes to Consolidated Financial Statements

Note 11. Fair Value

The Company utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Securities available for sale, trading securities and derivatives, if present, are recorded at fair value on a recurring basis. Additionally, from time to time, the Company may be required to record at fair value other assets on a nonrecurring basis, such as loans held for sale, loans held for investment and certain other assets. These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets.

Fair Value Hierarchy

Under the Fair Value Measurements and Disclosures Topic of FASB ASC, the Company groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

Level 1	Valuation is based upon quoted prices for identical instruments traded in active markets.

Level 2

Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3

Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

Following is a description of valuation methodologies used for assets and liabilities recorded at fair value.

Investment Securities Available for Sale

Investment securities available for sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. Level 1 securities include those traded on an active exchange, such as the New York Stock Exchange, U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter markets and money market funds. Level 2 securities include mortgage-backed securities issued by government sponsored entities, municipal bonds and corporate debt securities. Securities classified as Level 3 include asset-backed securities in less liquid markets.

Loans

The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures the impairment in accordance with the Receivables Topic of FASB ASC. The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2010, substantially all of the total impaired loans were evaluated based on the fair value of the collateral. In accordance with the Fair Value and Measurement Topic of the FASB ASC, impaired loans, where an allowance is established based on the fair value of collateral; require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the impaired loan as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the impaired loan as nonrecurring Level 3.

Notes to Consolidated Financial Statements

Note 11. Fair Value, continued

Servicing Assets

A valuation of loan servicing rights is performed on an individual basis due to the small number of loans serviced. Loans are evaluated on a discounted earnings basis to determine the present value of future earnings. The present value of the future earnings is the estimated market value for the loan, calculated using consensus assumptions that a third party purchaser would utilize in evaluating a potential acquisition of the servicing. As such, the Company classifies loan servicing rights as Level 3.

Foreclosed Assets

Foreclosed assets are recorded at the lower of investment in the loan or fair value upon transfer of the loans to foreclosed assets. Subsequently, foreclosed assets are carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the foreclosed asset as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the foreclosed asset as nonrecurring Level 3.

Assets and Liabilities Recorded at Fair Value on a Recurring Basis

The table below presents the recorded amount of assets and liabilities measured at fair value on a recurring basis.

(in thousands)
December 31, 2010	Total	Level 1	Level 2	Level 3
Government-sponsored enterprises	$1,502	$—	$1,502	$—
Mortgage-backed securities	76	—	76	—
Corporate bonds	434	—	434	—
Servicing assets	95	—	—	95

Total assets at fair value	$2,107	$—	$2,012	$95

Total liabilities at fair value	$—	$—	$—	$—

(in thousands)
December 31, 2009	Total	Level 1	Level 2	Level 3
Government-sponsored enterprises	$1,505	$—	$1,505	$—
Mortgage-backed securities	86	—	86	—
Corporate bonds	421	—	421	—

Total assets at fair value	$2,012	$—	$2,012	$—

Total liabilities at fair value	$—	$—	$—	$—

Notes to Consolidated Financial Statements

Note 11. Fair Value, continued

Assets and Liabilities Recorded at Fair Value on a Nonrecurring Basis

The Company may be required, from time to time, to measure certain assets or liabilities at fair value on a nonrecurring basis in accordance with U.S. generally accepted accounting principles. These include assets and liabilities that are required to be measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. Assets and liabilities measured at fair value on a nonrecurring basis are included in the table below.

(in thousands)
December 31, 2010	Total	Level 1	Level 2	Level 3

Loans-commercial and industrial	$3,469	$—	$3,469	$—
Loans-nonfarm, non-residential	1,565	—	1,565	—
Loans- 1- 4 family residential	90		90
Loans-other	56	—	56	—
Foreclosed assets	451	—	451	—

Total assets at fair value	$5,631	$—	$5,631	$—

Total liabilities at fair value	$—	$—	$—	$—

(in thousands)
December 31, 2009	Total	Level 1	Level 2	Level 3

Loans-commercial and industrial	$2,790	$—	$2,790	$—
Loans-nonfarm, non-residential	652	—	652	—
Loans-other	393	—	393	—
Foreclosed assets	53	—	53	—

Total assets at fair value	$3,888	$—	$3,888	$—

Total liabilities at fair value	$—	$—	$—	$—

The Company had no Level 3 assets or liabilities measured at fair value on a nonrecurring basis at December 31, 2010 or December 31, 2009.

Financial Instruments

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and due from banks: The carrying amounts reported in the balance sheet for cash and due from banks approximate their fair values.

Interest-bearing deposits with banks: Fair values for interest-bearing demand deposits and time deposits are estimated using a discounted cash flow analysis that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits.

Federal funds sold: Due to the short-term nature of these assets, the carrying value approximates fair value.

Securities: Fair values for securities, excluding restricted equity securities, are based on quoted market prices, where available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. The carrying values of restricted equity securities approximate fair values.

Notes to Consolidated Financial Statements

Note 11. Fair Value, continued

Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows. The carrying amount of accrued interest receivable approximates its fair value.

Bank owned life insurance: The carrying amount reported in the balance sheet approximates the fair value as it represents the cash surrender value of the life insurance.

Deposit liabilities: The fair values disclosed for demand and savings deposits are, by definition, equal to the amount payable on demand at the reporting date. The fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits. The carrying amount of accrued interest payable approximates fair value.

Federal funds purchased, securities sold under agreements to repurchase and short-term debt: The carrying amounts of federal funds purchased, securities sold under agreements to repurchase and short-term debt approximate their fair values.

Long-term debt: The fair value of long-term debt is estimated using a discounted cash flow calculation that applies interest rates currently available on similar instruments.

Other liabilities: For fixed-rate loan commitments, fair value considers the difference between current levels of interest rates and the committed rates. The carrying amounts of other liabilities approximate fair value.

Fair Values

The estimated fair values of the Company’s financial instruments are as follows (dollars in thousands):

	December 31, 2010		December 31, 2009
	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Financial assets
Cash and due from banks	$2,398	$2,398	$1,924	$1,924
Federal funds sold and interest-bearing deposits with banks	23,494	23,494	19,480	19,480
Securities, available for sale	2,012	2,012	2,012	2,012
Restricted equity securities	941	941	1,048	1,048
Loans, net of allowance for loan losses	171,794	163,470	180,442	180,354
Bank owned life insurance	3,285	3,285	3,173	3,173

Financial liabilities
Deposits	173,960	156,565	173,975	163,638
Long-term and short-term debt	9,450	9,848	12,950	12,953
Commitments and contingencies	—	—	—	—

Notes to Consolidated Financial Statements

Note 12. Stockholders’ Equity

On December 1, 2010, the Company issued 181,154 shares of Series D 5.0% Convertible Non-Cumulative Perpetual Preferred Stock for $7.08 per share, netting proceeds of $1,248,482 after issue costs. The shares have a liquidation value of $7.08 per share and are convertible into one share of common stock at the election of the holder, but are not redeemable at the option of the holder. Provided that the market value of Surrey’s common stock is $8.85 on or after January 1, 2014, Surrey may redeem all or a portion of the outstanding shares of Series D Preferred Stock at a redemption price of $7.08 per share. The shares were issued in a private placement and are held by approximately 15 stockholders of record. The shares are non-voting and convertible into one share of common stock.

On December 29, 2010, the Company repurchased all of its remaining outstanding Fixed Rate Cumulative Perpetual Preferred Stock, Series B and Fixed Rate Cumulative Perpetual Preferred Stock, Series C, which was issued by the Company to the United States Treasury Department, for an aggregate purchase price of $2.1 million, including approximately $13 thousand of accrued and unpaid dividends and approximately $40 thousand in discount accretions. The Company funded the repurchase of the Preferred Stock primarily with cash on hand and the net proceeds received on December 1, 2010 upon the completion of its private placement of its Series D Preferred Stock as described above.

On January 9, 2009, the Company issued and sold to the United States Treasury Department 2,000 shares of the Company’s Series B Preferred Stock, with a liquidation preference of $1,000 per share and a warrant to purchase 100.001 shares of the Company’s Series C Preferred Stock, with a liquidation preference of $1,000 per share, at an initial exercise price of $0.01 per share. The Warrant was immediately exercised. The Series B Preferred Stock paid cumulative dividends at a rate of 5% per annum for the first five years, and 9% per annum thereafter. The Series C Preferred Stock paid a cumulative dividend of 9%, per annum. Net proceeds from the issuance, after legal fees, amounted to $1,975,015. Net accretion of discounts over amortization of premiums on the Series B and C Preferred Stock amounted to $31,490 for the year ended December 31, 2009, bringing the total Series B and C Preferred Stock investment to $2,006,505. Dividends accrued on the Series B and Series C Preferred Stock at December 31, 2009 totaled $14,533, which was included in dividends payable with accrued dividends on the Series A Preferred Stock. In December 2010, the Company redeemed the Series B Preferred Stock and Series C Warrant Preferred Stock from the Treasury Department. The issue cost of Series B and C Preferred Stock was treated as a distribution to the holders of the redeemed preferred stock and accordingly reclassified to retained earnings.

The following table details preferred stock transactions for the years ended December 31, 2010 and 2009.

	Convertible Preferred Stock Series A		Preferred Stock Series B		Preferred Stock Series C		Convertible Preferred Stock Series D
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount

Balance, January 1, 2009	189,356	$2,620,325	—	$—	—	$—	—	$—

Issue Series B preferred stock to the U.S. Treasury, net of issuance costs	—	—	2,000	1,975,015	—	—	—	—
Issue Series C preferred stock to the U.S. Treasury	—	—	—	(106,000)	100	106,000	—	—
Dividends declared and accrued on Series B and Series C preferred stock, net of discount accretion and (premium) amortization	—	—	—	34,268	—	(2,778)	—	—

Balance, December 31, 2009	189,356	2,620,325	2,000	1,903,283	100	103,222	—	—

Issue Series D preferred stock	—	—	—	—	—	—	181,154	1,248,482
Redemption of Series B preferred stock to the U.S. Treasury	—	—	(2,000)	(2,000,000)	—	—	—	—
Redemption of Series C preferred stock to the U.S. Treasury	—	—	—	—	(100)	(100,000)	—	—
Reclassification of issue cost of retained earnings	—	—	—	24,985	—	—	—	—

Dividends paid and accrued on Series B and Series C preferred stock, net of discount accretion	—	—	—	71,732	—	(3,222)	—	—

Balance, December 31, 2010	189,356	$2,620,325	—	$—	—	$—	181,154	$1,248,482

Notes to Consolidated Financial Statements

Note 13. Earnings Per Share

The following table details the computation of basic and diluted earnings per share for the years ended December 31, 2010 and 2009:

	2010	2009

Net income	$1,238,018	$2,232,294
Non convertible preferred stock dividends (Series B and C)	(176,298)	(138,674)

Net income before convertible preferred dividends	1,061,720	2,093,620
Convertible preferred stock dividends (Series A and D)	(124,741)	(119,294)

Net income available to common shareholders	$936,979	$1,974,326

Weighted average common shares outstanding	3,206,380	3,192,566

Effect of dilutive securities:
Options	2,067	6,464
Convertible preferred stock (Series A and D)	410,534	395,148

Weighted average common shares outstanding, diluted	3,618,981	3,594,178

Basic earnings per share	$0.29	$0.62

Diluted earnings per share	$0.29	$0.58

Note 14. Employee Benefit Plans

The Company has a defined contribution plan (the Plan) qualifying under IRS Code Section 401(k). Eligible participants in the Plan can contribute up to the maximum percentage allowable not to exceed the dollar limit under IRC Section 401(k). The Company matches 100% of the first six percent of an employee’s contribution. For the years ended December 31, 2010 and 2009, the Company contributed $128,903and $128,586 to the Plan, respectively.

The Company has a Supplemental Retirement Benefit Plan (SERP) to provide future compensation to certain members of management upon retirement. Under plan provisions, payments projected to range from $19,838 to $89,914, per year, are payable for the life of the executive, generally beginning at age 65. The liability accrued for the compensation under the plan was $472,807 and $398,767 at December 31, 2010 and 2009, respectively. Employee benefits expense, an actuarially determined amount, was $74,040 and $62,379 for the years ended December 31, 2010 and 2009, respectively. The assumed discount rate for the plan was 7.0% at December 31, 2010 and 2009.

The Company also has a deferred compensation plan under which directors may elect to defer their directors’ fees. Participating directors receive an additional 30% matching contribution and will be paid an annual benefit for a specified number of years after retirement, generally beginning at age 65. The maximum payout period is ten years. The liability accrued for deferred directors’ fees was $615,512 and $517,400 at December 31, 2010 and 2009, respectively. Deferred directors’ fees expensed under the plan for the years ended December 31, 2010 and 2009 were $98,112 and $119,310, respectively.

The Company has purchased and is the primary beneficiary of life insurance policies indirectly related to the Supplemental Retirement Benefit Plan and the directors’ deferred compensation liability. The cash value of the life insurance policies totaled $3,284,990 and $3,173,307 at December 31, 2010 and 2009, respectively.

Notes to Consolidated Financial Statements

Note 15. Stock Based Compensation

The Company has two share-based compensation plans, which are described below. The compensation cost that has been charged against income for those plans was approximately $35,301and $45,507 for the years ended December 31, 2010 and 2009, respectively. The income tax benefit recognized for share-based compensation arrangements was approximately $12,002 and $15,472 for the years ended December 31, 2010 and 2009, respectively.

The Company’s qualified incentive stock option plan which expired on June 1, 2007 reserved shares for purchase by eligible employees. Options granted under this plan vest at the rate of 20% per year, expire not more than ten years from the date of grant, and are exercisable at not less than the fair market value of the stock at the date of the grant.

The Company’s non-qualified stock option plan which expired on June 1, 2007, reserved shares for purchase by non-employee directors. Options granted under this plan were exercisable after six months from the date of the grant at not less than the fair market value of the stock at the date of the grant. The life of such options shall not extend more than ten years from the date of the grant.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. The risk-free interest rate is based on the U.S. Treasury rate for the expected life at the time of grant. Volatility is based on the volatilities of our trading history. The expected life is based on the average life of the options of 10 years and the weighted average graded vesting period of 5 years, and forfeitures are considered immaterial based on the historical data of the Company.

A summary of option activity under the stock option plans during the years ended December 31, 2010 and 2009 is presented below:

	Options Available	Options Outstanding	Weighted Average Exercise Price

Balance at December 31, 2008	—	111,592	$7.21

Exercised	—	(30,537)	2.82
Authorized	—	—	—
Forfeited	—	—	—
Granted	—	—	—
Expired	—	—	—

Balance at December 31, 2009	—	81,055	8.86

Exercised	—	(8,390)	4.11
Authorized	—	—	—
Forfeited	—	(2,850)	13.27
Granted	—	—	—
Expired	—	—	—

Balance at December 31, 2010	—	69,815	$9.25

Notes to Consolidated Financial Statements

Note 15. Stock Based Compensation, continued

The following table sets forth the exercise prices, the number of options outstanding and the number of options exercisable at December 31, 2010:

	000000	000000	000000	000000	000000
Exercise Price	Number of Options Outstanding	Weighted Average Exercise Price	Weighted Average Contractual Life Remaining (Years)	Number of Options Exercisable	Weighted Average Exercise Price

$ 3.95	13,306	$3.95	0.1	13,306	$3.95
2.57	10,372	2.57	0.6	10,372	2.57
5.30	5,691	5.30	2.5	5,691	5.30
13.27	40,446	13.27	6.4	24,267	13.27

Total/Average	69,815	$9.25	4.0	53,636	$8.04

The following table sets forth information pertaining to the Company’s exercisable options and options expected to vest, as of December 31, 2010:

Incentive and non-qualified stock options:
Fair value of options granted during period expected to vest	$—

Aggregate intrinsic value of exercisable and nonvested options expected to vest	$—

Number of nonvested options expected to vest	16,179

Weighted average price of nonvested options expected to vest	$13.27

Weighted average remaining life of nonvested options expected to vest	1.40

Intrinsic value of nonvested options expected to vest	$—

As of December 31, 2010, there was $54,245 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Company’s stock option plans. That cost is expected to be recognized over a weighted-average period of 1.11 years. The total fair value of shares vested during the year ended December 31, 2010 was $57,063.

Note 16. Income Taxes

Current and Deferred Income Tax Components

The components of income tax expense are as follows:

	2010	2009

Current	$1,489,034	$1,270,731
Deferred	(795,121)	(559,407)

	$693,913	$711,324

Rate Reconciliation

A reconciliation of expected income tax expense computed at the statutory federal income tax rate to income tax expense included in the statements of income is as follows:

	2010	2009

Expected tax expense	$656,857	$1,000,830
State income tax, net of federal tax benefit	79,731	80,105
Tax exempt income	(61,256)	(402,674)
Non deductible and other items	18,581	33,063

	$693,913	$711,324

Notes to Consolidated Financial Statements

Note 16. Income Taxes, continued

Deferred Income Tax Analysis

The significant components of net deferred tax assets at December 31, 2010 and 2009 are summarized as follows:

	2010	2009

Deferred tax assets
Allowance for loan losses	$2,445,793	$1,728,221
Deferred compensation liability	419,547	353,182
Net unrealized loss on securities available for sale	43,233	46,836
Interest income on non-accrual loans	49,281	18,698
Lower of cost or market adjustment on loans transferred from available for sale to portfolio	30,108	38,969

	2,987,962	2,185,906

Deferred tax liabilities
Depreciation	300,061	290,705
Net deferred loan fees	17,806	19,250
Other	19,731	17,105

	337,598	327,060

Net deferred tax asset	$2,650,364	$1,858,846

The Company files tax returns in the United States Federal jurisdiction and the states of North Carolina and Virginia.

The Company classifies interest and penalties related to income tax assessments, if any, in interest expense or non-interest expense, respectively in the consolidated statements of income. Tax years 2007 through 2009 are subject to examination by the Internal Revenue Service, North Carolina Department of Revenue, and the Virginia Department of Taxation. The Company has analyzed the tax positions taken or expected to be taken in its tax returns and has concluded it has no liability related to uncertain tax positions.

Note 17. Commitments and Contingencies

Litigation

In the normal course of business the Company is involved in various legal proceedings. After consultation with legal counsel, management believes that any liability resulting from such proceedings will not be material to the financial statements.

Financial Instruments with Off-Balance-Sheet Risk

The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, credit risk in excess of the amount recognized in the balance sheets.

Notes to Consolidated Financial Statements

Note 17. Commitments and Contingencies, continued

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as for on-balance-sheet instruments. A summary of the Company’s commitments at December 31, 2010 and 2009 is as follows:

	2010	2009

Commitments to extend credit, including unused lines of credit	$34,435,180	$34,920,362
Standby letters of credit	1,445,546	1,602,956

	$35,880,726	$36,523,318

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Company deems necessary. The commitments carry both fixed and variable rates of interest.

Concentrations of Credit Risk

Substantially all of the Company’s loans, commitments to extend credit, and standby letters of credit have been granted to customers in the Company’s market area and such customers are generally depositors of the Company. The concentrations of credit by type of loan are set forth in Note 4. The distribution of commitments to extend credit approximates the distribution of loans outstanding. The Company, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of approximately $4,600,000 unless guaranteed by SBA or USDA Rural Development Corporation. Although the Company has a reasonably diversified loan portfolio, the following industries are considered concentrations: real estate, motion picture and sound recording, truck transportation, fabricated metal product manufacturing, heavy and civil engineering construction and building construction.

Other Commitments

The Company has entered into employment agreements with certain of its key officers covering duties, salary, benefits, provisions for termination and Company obligations in the event of merger or acquisition.

Note 18. Regulatory Restrictions

Dividends

The Company’s principal source of funds for dividend payments is dividends received from the Bank. The Bank, as a North Carolina banking corporation, may pay cash dividends only out of undivided profits as determined pursuant to North Carolina banking laws. However, regulatory authorities may limit payment of dividends by a bank when it is determined that such a limitation is in the public interest and is necessary to ensure financial soundness of the Bank.

Notes to Consolidated Financial Statements

Note 18. Regulatory Restrictions, continued

Intercompany Transactions

The Bank’s legal lending limit on loans to the Company are governed by Federal Reserve Act 23A, and differ from legal lending limits on loans to external customers. Generally, a bank may lend up to 10% of its capital and surplus to its Parent, if the loan is secured. Under this definition, the legal lending limit for the Bank on loans to the Company was approximately $2,823,000 at December 31, 2010. No 23A transactions were deemed to exist between the Company and the Bank at December 31, 2010 and 2009.

Capital Requirements

The Company and the Bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory (and possibly additional discretionary) actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets, as all those terms are defined in the regulations. Management believes, as of December 31, 2010, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2010, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events after that notification that management believes to have changed the institution’s category.

Notes to Consolidated Financial Statements

Note 18. Regulatory Restrictions, continued

The Company’s and Bank’s actual capital amounts and minimum required amounts (dollars in thousands) and ratios are also presented in the following table.

	Actual		Minimum Required For Capital Adequacy Purposes		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio

December 31, 2010
Total Capital (to Risk-Weighted Assets)
Consolidated	$27,999	17.24%	$12,993	8.00%	$	n/a	n/a
Surrey Bank & Trust	$27,590	16.99%	$12,992	8.00%		$16,241	10.00%
Tier I Capital (to Risk-Weighted Assets)
Consolidated	$25,943	15.97%	$6,497	4.00%	$	n/a	n/a
Surrey Bank & Trust	$25,534	15.72%	$6,497	4.00%		$9,744	6.00%
Tier I Capital (to Average Assets)
Consolidated	$25,943	11.88%	$8,732	4.00%	$	n/a	n/a
Surrey Bank & Trust	$25,534	11.69%	$8,740	4.00%		$10,925	5.00%

December 31, 2009
Total Capital (to Risk-Weighted Assets)
Consolidated	$28,662	17.00%	$13,491	8.00%	$	n/a	n/a
Surrey Bank & Trust	$27,191	16.12%	$13,490	8.00%		$16,863	10.00%
Tier I Capital (to Risk-Weighted Assets)
Consolidated	$26,523	15.73%	$6,745	4.00%	$	n/a	n/a
Surrey Bank & Trust	$25,052	14.86%	$6,745	4.00%		$10,118	6.00%
Tier I Capital (to Average Assets)
Consolidated	$26,523	12.50%	$8,489	4.00%	$	n/a	n/a
Surrey Bank & Trust	$25,052	11.80%	$8,495	4.00%		$10,619	5.00%

Note 19. Transactions with Related Parties

The Company has entered into transactions with its directors, significant shareholders and their affiliates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features.

Aggregate loan transactions with related parties were as follows:

	2010	2009

Balance, beginning	$7,523,012	$7,012,795
New loans	2,497,264	2,837,249
Repayments	(3,327,745)	(2,327,032)

Balance, ending	$6,692,531	$7,523,012

Deposit transactions with related parties at December 31, 2010 and 2009 were insignificant.

Notes to Consolidated Financial Statements

Note 20. Investment in Freedom Finance, LLC

The condensed balance sheets of Freedom Finance, LLC, as of December 31, 2010 and 2009, and the related condensed statements of income and cash flows for each of the two years in the period ended December 31, 2010, are presented below:

Condensed Balance Sheets

December 31, 2010 and 2009

	2010	2009

Assets

Cash and due from banks	$60,908	$25,234
Interest-bearing deposits with banks	336,518	1,375,858
Loans, net of allowance for loan losses of $86,562 and $106,331 in 2010 and 2009, respectively	779,057	956,980
Property and equipment, net	395	1,320
Foreclosed assets	11,730	9,010
Other assets	57,213	102,499

	$1,245,821	$2,470,901

Liabilities and Capital

Liabilities
Short-term debt	$—	$—
Other liabilities	—	—

	—	—

Capital
Equity	642,078	642,078
Retained earnings	603,743	1,828,823

	1,245,821	2,470,901

	$1,245,821	$2,470,901

Condensed Statements of Income

For the years ended December 31, 2010 and 2009

	2010	2009

Income
Interest income	$187,247	$299,964
Life insurance proceeds	—	1,000,000
Other income	406	915

Total income	187,653	1,300,879

Expenses
Interest expense	—	796
Provision for loan losses	26,548	103,119
Salaries and employee benefits	106,294	119,134
Occupancy expense	15,315	14,321
Equipment expense	5,157	5,839
Foreclosed assets, net	8,067	55,354
Other expense	51,352	54,840

Total expense	212,733	353,403

Net income (loss)	$(25,080)	$947,476

Notes to Consolidated Financial Statements

Note 20. Investment in Freedom Finance, LLC, continued

Condensed Statements of Cash Flows

For the years ended December 31, 2010 and 2009

	2010	2009

Cash flows from operating activities
Net income (loss)	$(25,080)	$947,476
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	925	1,587
Provision for loan losses	26,548	103,119
Deferred income taxes	11,413	27,642
Net (increase) decrease in other assets	77,903	139,618
Net increase (decrease) in other liabilities	—	(7,665)

Net cash provided by operating activities	91,709	1,211,777

Cash flows from investing activities
Net decrease (increase) in interest-bearing deposits with banks	1,039,340	(1,375,858)
Net decrease in loans	104,625	395,917

Net cash provided by (used in) investing activities	1,143,965	(979,941)

Cash flows from financing activities
Net increase (decrease) in short-term debt	—	(240,000)
Dividend paid to parent company	(1,200,000)	—

Net cash used in financing activities	(1,200,000)	(240,000)

Net increase (decrease) in cash and due from banks	35,674	(8,164)

Cash and due from banks, beginning	25,234	33,398

Cash and due from banks, ending	$60,908	$25,234

Supplemental disclosures
Loans transferred to foreclosed properties	$46,750	$152,171

Notes to Consolidated Financial Statements

Note 21. Segment Reporting

The Company has two reportable segments, the Bank and Freedom Finance, LLC (subsidiary). The Bank provides mortgage, consumer, and commercial loans. Freedom Finance, LLC specializes in the purchase of sales finance contracts from local automobile dealers. Information about reportable segments, and reconciliation of such information to the consolidated financial statements as of and for the years ended December 31, 2010 and 2009, is as follows:

	Bank	Freedom Finance, LLC	Intersegment Elimination	Consolidated Totals

2010

Net interest income	$8,490,849	$187,247	$—	$8,678,096
Noninterest income	2,738,719	406	—	2,739,125
Depreciation and amortization	263,602	925	—	264,527
Provision for loan losses	2,977,200	26,548	—	3,003,748
Net income (loss)	1,263,098	(25,080)	—	1,238,018
Assets	214,048,960	1,245,821	(1,642,297)	213,652,484

2009

Net interest income	$7,321,731	$299,168	$—	$7,620,899
Noninterest income	2,510,496	1,000,915	—	3,511,411
Depreciation and amortization	277,449	1,587	—	279,036
Provision for loan losses	1,501,828	103,119	—	1,604,947
Net income	1,284,818	947,476	—	2,232,294
Assets	218,349,924	2,470,901	(3,871,043)	216,949,782

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company’s reportable segments are strategic business units that offer different products and services. They are managed separately because each segment appeals to different markets and, accordingly, require different technology and marketing strategies.

The Bank derives a majority of its revenue from interest income and relies primarily on net interest income to assess the performance of the segments and make decisions about resources to be allocated to the segment. Therefore, the segments are reported using net interest income for the period ended December 31, 2010 and 2009. The Bank does allocate income taxes to the segments. Other revenue represents noninterest income which is also allocated to the segments. The Company includes the holding company and an insurance and investment agency in its Bank segment above. The Bank does not have any single external customer from which it derives 10 percent or more of its revenues.

Notes to Consolidated Financial Statements

Note 22. Parent Company Activity

Surrey Bancorp owns all of the outstanding shares of the Bank. Condensed financial statements of Surrey Bancorp follow:

Condensed Balance Sheets

December 31, 2010 and 2009

	2010	2009

Assets

Cash and due from banks	$52,202	$37,673
Interest-bearing deposits with banks	400,000	1,480,000
Investment in subsidiaries	28,235,214	26,954,502

	$28,687,416	$28,472,175

Liabilities and Capital

Liabilities
Dividends payable	$35,515	$44,603
Other liabilities	7,746	2,220

	43,261	46,823

Capital
Preferred stock	3,868,807	4,626,830
Common stock	9,464,178	9,406,429
Retained earnings	15,380,083	14,468,089
Accumulated other comprehensive income (loss)	(68,913)	(75,996)

	28,644,155	28,425,352

	$28,687,416	$28,472,175

Condensed Statements of Income For the years ended December 31, 2010 and 2009

	2010	2009

Income
Equity in undistributed income of subsidiary	$1,250,330	$2,227,986
Interest income	19,068	38,874

Total income	1,269,398	2,266,860

Expenses
Other expense	37,723	32,346

Total expense	37,723	32,346

Income before income taxes	1,231,675	2,234,514
Income tax expense (benefit)	(6,343)	2,220

Net income	1,238,018	2,232,294

Preferred stock dividends	(301,039)	(257,968)

Net income available to common stockholders	$936,979	$1,974,326

Notes to Consolidated Financial Statements

Note 22. Parent Company Activity, continued

Condensed Statements of Cash Flows

For the years ended December 31, 2010 and 2009

	2010	2009

Cash flows from operating activities
Net income	$1,238,018	$2,232,294
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiary	(1,250,330)	(2,227,986)
Net decrease (increase) in other assets	—	598
Stock-based compensation	23,299	30,035
Net increase in other liabilities	5,526	2,220

Net cash provided by operating activities	16,513	37,161

Cash flows from investing activities
Net (increase) decrease in interest-bearing deposits with banks	1,080,000	60,000
Increase in investment in subsidiary	(23,299)	(2,030,035)

Net cash provided by (used) investing activities	1,056,701	(1,970,035)

Cash flows from financing activities
Common stock options exercised	34,450	86,238
Issuance of Preferred Stock, net	1,248,482	1,975,015
Redemption of Series B and C Preferred Stock	(2,100,000)	—
Tax benefit of non-employee stock option deduction	—	19,903
Dividends paid	(241,617)	(211,862)

Net cash provided by (used) financing activities	(1,058,685)	1,869,294

Net increase (decrease) in cash and due from banks	14,529	(63,580)

Cash and due from banks, beginning	37,673	101,253

Cash and due from banks, ending	$52,202	$37,673

Note 23. Subsequent Events

The Company has evaluated events and transactions through the date these financial statements were filed for potential recognition and disclosure.

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Surrey Bancorp

Mount Airy, North Carolina

We have audited the consolidated balance sheets of Surrey Bancorp and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Surrey Bancorp and subsidiaries as of December 31, 2010 and 2009 and the results of its operations and its cash flows for each of the years then ended, in conformity with U.S. generally accepted accounting principles.

Galax, Virginia

March 28, 2011

104 Cranberry Road, P.O. Box 760, Galax, VA 24333   Phone: 276.238.1800   Fax: 276.238.1801   elliottdavis.com

Management’s Discussion and Analysis

General

Surrey Bancorp was formed on May 1, 2003, and was created for the purpose of acquiring all the outstanding shares of common stock of Surrey Bank & Trust.

Surrey Bank & Trust was incorporated on July 15, 1996, as a North Carolina banking corporation and opened for business on July 22, 1996. The Bank operates for the primary purpose of serving the banking needs of individuals and small to medium sized businesses in Surry County, NC and Patrick County, VA and the surrounding area, while developing personal, hometown associations with these customers. The Bank offers a wide range of banking services including checking and savings accounts; commercial, consumer and mortgage loans; safe deposit boxes; and other associated services. Through its subsidiaries, Surrey Investment Services, Inc. and Freedom Finance, LLC, the Bank offers insurance and investment products and sales finance services, respectively. The Bank’s primary sources of revenue are interest income from its commercial and real estate lending activities and, to a lesser extent, from its investment portfolio. The Bank also earns fees from lending and deposit activities. The major expenses of the Bank are interest on deposit accounts and general and administrative expenses, such as salaries, occupancy and related expenses.

Primary Market Area

The Bank’s market area consists of an area extending from Surry County, with offices in Mount Airy and Pilot Mountain, North Carolina, north into the southern portions of Carroll and Patrick Counties, Virginia. Mount Airy is the industrial and trading center of Surry County with a population of approximately 8,500 people living in the city limits and 30,000 in the metropolitan area. The total population of Surry County is approximately 73,000 people. Mount Airy is served by Interstate Highways 77 and 74 and U.S. Highways 52 and 601. Surry County has a civilian labor force of over 33,000. Major industries include manufacturing, construction, fabricated metals, and lumber and wood. The Bank has a branch office in Stuart, Virginia, which is located in Patrick County, Virginia. The primary industries found in Patrick County are lumber and wood, textiles and agricultural.

Management’s Discussion and Analysis of Operations

Management’s Discussion and Analysis is provided to assist in the understanding and evaluation of the Company’s financial condition and its results of operations. The following discussion should be read in conjunction with the Company’s financial statements and related notes.

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Such forward-looking statements involve known and unknown risks including, but not limited to, changes in general economic and business conditions, interest rate fluctuations, competition within and from outside the banking industry, new products and services in the banking industry, risk inherent in making loans such as repayment risks and fluctuating collateral values, problems with technology utilized by the Company, changing trends in customer profiles and changes in laws and regulations applicable to the Company. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Critical Accounting Policies

Surrey Bancorp’s financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP). The notes to the audited consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2010, contain a summary of its significant accounting policies. Management believes the Company’s policies with respect to the methodology for the determination of the allowance for loan losses, and asset impairment judgments, involve a higher degree of complexity and require management to make difficult and subjective judgments that often require assumptions or estimates about highly uncertain matters. Accordingly, management considers the policies related to those areas as critical.

Management’s Discussion and Analysis

Critical Accounting Policies, continued

The allowance for loan losses is an estimate of the losses that may be sustained in the loan portfolio. The allowance is based on two basic principles of accounting: (i) Accounting for Contingencies, which requires that losses be accrued when they are probable of occurring and determinable, and (ii) Accounting by Creditors for Impairment of a Loan, which requires that losses be accrued based on the differences between the value of collateral, present value of future cash flows or values that are observable in the secondary market, and the Bank’s investment in the loan.

The allowance for loan losses has three basic components: (i) the formula allowance, (ii) the specific allowance, and (iii) the unallocated allowance. Each of these components is determined based upon estimates that can and do change when the actual events occur. The formula allowance uses a historical loss view as an indicator of future losses and, as a result, could differ from the loss incurred in the future. However, since this history is updated with the most recent loss information, the errors that might otherwise occur are mitigated. The specific allowance uses various techniques to arrive at an estimate of loss. Historical loss information, expected cash flows and fair market value of collateral are used to estimate these losses. The use of these values is inherently subjective and our actual losses could be greater or less that the estimates. The unallocated allowance captures losses that are attributable to various economic environmental factors or changes in industry or geographic sectors whose impact on the portfolio have occurred but have yet to be recognized in either the formula or specific allowance.

Management’s Discussion and Analysis

Table 1. Net Interest Income and Average Balances (dollars in thousands)

Net interest income is the Company’s principal source of earnings. Net interest income is the amount of income generated by earning assets (primarily loans and investment securities) less the interest expense incurred on interest-bearing liabilities (primarily deposits and FHLB Advances used to fund earning assets). Changes in the volume and mix of earning assets and interest-bearing liabilities, as well as their respective yields and rates, have a significant impact on the level of net interest income. Changes in the interest rate environment and the Company’s cost of funds also affect net interest income. Table 1 summarizes the major components of net interest income for the years ended December 31, 2010, 2009 and 2008.

	Periods Ended December 31,
	2010			2009			2008
	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost

Interest-earning assets
Deposits in other banks	$24,281	$29	0.12%	$17,406	$21	0.12%	$18,129	$298	1.65%
Taxable investment securities	3,031	49	1.62%	3,285	68	2.08%	3,582	139	3.86%
Federal funds sold	481	1	0.17%	323	1	0.17%	357	7	2.00%
Loans 1 2	181,184	11,071	6.11%	177,919	10,757	6.05%	171,799	11,912	6.93%

Total interest-earning assets	208.977	11,150		198,933	10,847		193,867	12,356

Yield on average interest-earning assets			5.34%			5.45%			6.37%

Noninterest-earning assets
Cash and due from banks	2,142			3,487			1,503
Property and equipment	4,798			4,964			5,104
Foreclosed assets	224			73			46
Interest receivable and other	7,653			6,046			5,905
Allowance for loan losses	(5,524)			(3,951)			(2,959)

Total noninterest-earning assets	9,293			10,619			9,599

Total assets	$218,270			$209,552			$203,466

Interest-bearing liabilities
Demand deposits	$21,210	115	0.54%	$20,238	$130	0.65%	$18,934	$296	1.56%
Savings deposits	26,539	259	0.98%	21,459	208	0.97%	18,835	365	1.94%
Time deposits	98,740	1,687	1.71%	99,327	2,448	2.46%	100,608	4,188	4.16%
Fed funds purchased/repurchase agreements	13	1	0.92%	132	1	0.30%	443	7	1.51%
Short-term debt	752	18	2.36%	3,389	26	0.76%	256	12	4.48%
Long-term debt	9,786	392	4.01%	9,546	413	4.33%	13,186	568	4.30%

Total interest-bearing liabilities	157,040	2,472		154,09	3,226		152,262	5,436

Cost of average interest bearing liabilities			1.57%			2.09%			3.57%

Noninterest-bearing liabilities
Demand deposits	30,054			26,011			25,398
Interest payable and other	2,100			1,794			2,004

Total noninterest-bearing liabilities	32,154			27,805			27,402

Total liabilities	189,194			181,896			179,664
Stockholders’ equity	29,076			27,656			23,802

Total liabilities and stockholders’ equity	$218,270			$209,552			$203,466

Net interest income		$8,678			$7,621			$6,920

Net yield on interest-earning assets			4.15%			3.83%			3.57%

1.	Includes non-accrual loans.
2.	Amortization of deferred loan fees are included in interest income.

Management’s Discussion and Analysis

Yields on interest-earning assets decreased during the year ended December 31, 2010, primarily due to a change in asset mix during the year compared to 2009. The cost of interest bearing liabilities also decreased in 2010 as time deposits cost continue to fall. Due to the Company’s short-term liability sensitivity (interest-bearing liabilities repriced more rapidly than interest-earning assets) and the reduced competition for retail deposits, the net yield on interest earning assets increased from 3.83% to 4.15% during the year ended December 31, 2010.

Table 2. Rate/Volume Variance Analysis (dollars in thousands)

	2010 Compared to 2009			2009 Compared to 2008
	Interest Income/ Expense Variance	Variance Rate	Attributed To Volume	Interest Income/ Expense Variance	Variance Rate	Attributed To Volume

Interest-earning assets
Deposits in other banks	$7	$(1)	$8	$(277)	$(265)	$(12)
Taxable investments securities	(19)	(14)	(5)	(71)	(60)	(11)
Federal funds sold	1	—	1	(6)	(5)	(1)
Loans	314	115	199	(1,155)	(1,601)	446

Total	303	100	203	(1,509)	(1,931)	422

Interest-bearing liabilities
Demand deposits	(15)	(21)	6	(166)	(185)	19
Savings deposits	51	1	50	(157)	(202)	45
Time deposits	(761)	(746)	(15)	(1,740)	(1,688)	(52)
Federal funds purchased/
Repurchase agreements	—	—	—	(6)	(3)	(3)
Short-term debt	(8)	37	(45)	14	(1)	15
Long-term debt	(21)	(31)	10	(155)	2	(157)

Total	(754)	(760)	6	(2,210)	(2,077)	(133)

Net interest income	$1,057	$860	$197	$701	$146	$555

As discussed above, the Company’s net interest income is affected by the change in the amount and mix of interest-earning assets and interest-bearing liabilities (referred to as “volume change”) as well as by changes in yields earned on interest-earning assets and rates paid on deposits and borrowed funds (referred to as “rate change”). The table above presents, for the periods indicated, a summary of changes in interest income and interest expense for the major categories of interest-earning assets and interest-bearing liabilities and the amounts of change attributable to variations in volumes and rates. Changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and rate, respectively.

Provision for Loan Losses

The allowance for loan losses is established to provide for expected losses in the Bank’s loan portfolio. Loan losses and recoveries are charged or credited directly to the allowance. Management determines the provision for loan losses required to maintain an allowance adequate to provide for probable losses. Management regularly reviews asset quality and re-evaluates the allowance for loan losses. However, no assurance can be given as to unforeseen adverse economic conditions or other circumstances that will result in increased provisions in the future. Additionally, regulatory examiners may require the Company to recognize additions to the allowance based upon their judgment about the loan portfolio and other information available to them at the time of their examinations.

Management’s Discussion and Analysis

Provision for Loan Losses, continued

A provision for loan losses of $3,003,748 was made during 2010, an increase of $1,398,801 or 87.2% from the $1,604,947 provided during 2009, in recognition of the current economic environment, our estimate of inherent risk associated with lending activities and changes in the loan portfolio. A provision for loan losses of $1,604,947 was made in 2009, an increase of $805,034, or 100.6% from the $779,913 provided during 2008. The provision attributable to the Bank increased from $1,501,828 in 2009 to $2,977,200 in 2010. This increase is primarily attributable to increases in reserves on impaired loans and due to an increase in our historical charge off experience. The increased reserves on impaired loans primarily resulted from the deterioration of the debtors’ collateral bases on specific loans during the year ended December 31, 2010. These collateral bases include real estate, inventory and accounts receivable, among other operating assets. The provision attributable to Freedom Finance, LLC decreased from $103,119 in 2009 to $26,548 for the year ended December 31, 2010. The decrease in the Freedom Finance, LLC provision was due to a decrease in loans. The subsidiary’s outstanding loan balances have decreased 18.7% from 2009 to 2010 due to a weak economy and increased underwriting standards; therefore it has contributed less to the overall loan loss provision over the period.

The allowance for loan losses was $6,683,922, or 3.74% of total loans outstanding at December 31, 2010. This compares to an allowance for loan losses of $4,669,905, or 2.52% of total loans outstanding at December 31, 2009. The significant increase in the reserve, as a percentage of total loans in 2010, was due to the continued weakened economy and its effects on credit quality and collateral values. This necessitated an increase in reserves associated with impaired loans in 2010. Reserves on impaired loans increased from approximately $2,132,000 at December 31, 2009 to $4,069,000 at the end of 2010. The increase to the reserves in 2010 is primarily due to specific large loans rather than a homogenous pool of small loans. Loan loss reserves on non-impaired loans increased due to an increase in the historical loss component of our reserve model. Approximately $40,818,000 of the total loans outstanding at December 31, 2010, are government guaranteed loans for which the Bank’s exposure ranges from 10% to 49% of the outstanding balance. The guaranteed portion of these loans amounts to approximately $32,260,000. When the guaranteed portions of the loans are factored into the equation, the loan loss reserve is approximately 4.57% of outstanding loan exposure. At December 31, 2009, government guaranteed loans amounted to approximately $44,761,000 of total outstanding loans, of which $33,461,000 represented the guaranteed portion. The reserve for loan losses at December 31, 2009, after the effect of guaranteed loans, was 3.07% of outstanding loan exposure.

The level of reserve is established based upon management’s evaluation of historical loss data and the effects of certain environmental factors on the loan portfolio. The historical loss portion of the reserve is computed using the average loss data from the past two years applied to its corresponding category of loans. However, historical losses only reflect a small portion of the Bank’s loan loss reserve. The environmental factors represent risk from external economic influences on the credit quality of the loan portfolio. These factors include the movement of interest rates, unemployment rates, past due and charge off trends, loan grading migrations, movement in collateral values and the Bank’s exposure to certain loan concentrations. Positive or negative movements in any of these factors have an effect on the credit quality of the loan portfolio. As a result, management continues to actively monitor the Bank’s asset quality affected by these environmental factors. Table 3 is a summary of loans past due, inclusive of nonaccrual loans, at December 31, 2010 and December 31, 2009.

Table 3. Past Due Loans

	December 31, 2010		December 31, 2009
	30-89 Days	90 Days Plus	30-89 Days	90 Days Plus

Construction and development	$67,993	$39,267	$257,318	$66,088
1-4 Family residential	766,017	272,405	580,428	173,385
Nonfarm, non-residential	229,393	220,321	353,239	166,384
Commercial and industrial	567,740	1,351,710	504,808	109,932
Consumer	143,832	—	106,873	2,825
Other loans	3,472	—	7,243	—

	$1,778,447	$1,883,703	$1,809,909	$510,614

Percentage of total loans	1.00%	1.06%	0.98%	0.28%

Management’s Discussion and Analysis

Provision for Loan Losses, continued

Past due loans are reviewed weekly and the situation assessed to determine potential problems arising in the loan portfolio. Proactive management of past due accounts allows management to anticipate trends within the portfolio and make appropriate adjustments to collection efforts and to the allowance for loan losses. Collectively, past dues increased approximately 58 % from $2,320,523 at December 31, 2009 to $3,662,150 at December 31, 2010. Most of the increase is associated with commercial loans. Total commercial past dues increased from $606,740 at December 31, 2009 to $1,919,450 at the end of 2010, of which $1,351,710 are in non-accrual status. Past dues on non-accrual status at end of 2010 amount to 51 percent of total past dues compared to 22% in non-accrual status at the end of 2009. At December 31, 2010 total past dues amount to 2.1% of total loans compared to 1.3% at the end of 2009. The past due percentage at December 31, 2010 is within industry averages.

Management believes that its loan portfolio is diversified so that a downturn in a particular market or industry will not have a significant impact on the loan portfolio or the Bank’s financial condition. Management believes that its provision and reserve offer an adequate allowance for loan losses and provide an appropriate reserve for the loan portfolio.

The Bank lends primarily in Surry County, North Carolina and Patrick County, Virginia and surrounding counties.

Other Income

Noninterest income consists of revenues generated from a broad range of financial services and activities. The majority of noninterest income is a result of service charges on deposit accounts, including charges for insufficient funds; fees charged for non-deposit services and fees and yield spread premiums on mortgage loans delivered to correspondents.

Table 4 discloses noninterest income for the periods ended December 31, 2010 and 2009.

Table 4. Sources of Noninterest Income

	For the Period Ended December 31,
	2010	2009

Service charges on deposit accounts	$1,059,876	$1,155,363
Fees on mortgage loans delivered to correspondents	101,266	109,161
Yield spread premiums on mortgage loans delivered to correspondents	64,290	46,643
Other service charges and fees	183,446	169,538
Debit/ATM card income	265,206	213,353
Other income	820,117	817,353
Gain on sale of government guaranteed loans	244,924	—
Life insurance proceeds	—	1,000,000

	$2,739,125	$3,511,411

Activity in the deposit related noninterest income accounts decreased in 2010 primarily as the result of decreases in insufficient funds fees due to the continued slow-down in economic activity. Activity in mortgage lending remained similar to 2009 activity, as mortgage rates remained low; resulting in a small decrease in fees on mortgage loans delivered to correspondents. However, yield spread premiums on mortgages delivered to correspondents increased. Other service charges and fees increased primarily due to increases in loan servicing fees and credit card and merchant fee income. Debit/ATM card income increased as usage of cards increased. Other income increased slightly in 2010 as income from miscellaneous sources (check cashing, inspection fees, safe deposit box rent, etc.) increased, however, insurance and investment revenues decreased slightly in 2010, decreasing to $624,290 from the $638,801 received in 2009.

The Bank participates in a program to sell the guaranteed portions of SBA and USDA guaranteed loans into the secondary market. These loans are originated and held in the Bank’s portfolio in the normal course of business. The gains recognized on these sales in 2010 amounted to $244,924. There were no sales of guaranteed loans in 2009 and 2008 and there were no loans held for sale as of December 31, 2010. However, the Bank plans to continue to originate guaranteed loans as portfolio loans and as loans held for sale.

Management’s Discussion and Analysis

Other Income, continued

During 2009, the Bank’s sales finance subsidiary, Freedom Finance, LLC, recorded tax-exempt life insurance proceeds of $1,000,000 in the first quarter of 2009. The proceeds were on the life of a former partner of the subsidiary.

Other Expense

The major components of other expense for the periods ended December 31, 2010 and 2009 are as follows:

Table 5. Sources of Noninterest Expense

	For the Period Ended December 31,
	2010	2009

Salary and benefits	$3,296,273	$3,347,410
Occupancy expenses	410,549	413,175
Furniture/equipment expenses	256,098	275,862
Data processing	409,045	382,003
Foreclosed assets, net	41,847	97,974
Postage/printing and supplies	205,332	212,948
Advertising and business promotion	106,307	110,025
Professional fees	334,063	299,144
FDIC insurance premiums	285,789	317,363
Other expenses	1,136,239	1,127,841

	$6,481,542	$6,583,745

The overhead ratio of noninterest expense to adjusted total revenue (net interest income plus noninterest income) decreased from 59.1% in 2009 to 56.8% for the year ended December 31, 2010. The decrease is attributable to an 2.6% increase in adjusted total revenue from $11,132,310 in 2009 to $11,417,221 in 2010. This increase is the result of an increased net interest margin which offset the reduction in noninterest income, which decreased primarily due to life insurance proceeds in 2009. Total noninterest expense decreased 1.6% to $6,481,542 in 2010 from $6,583,745 in 2009. Salaries and employee benefits of $3,296,273 decreased $51,137 or 1.5% under the 2009 total of $3,347,410. This decrease is primarily due to the payment of incentives in 2009. No incentive payments were made in 2010. Occupancy expenses decreased slightly in 2010 primarily due to the expenses associated with the moving of a temporary branch building in 2009. Furniture and equipment expenses decreased in 2010 due to reductions in depreciation expense and maintenance contract expense. Data processing expense increased 7.1% to $409,045 due to increased transactions. Postage/printing and supplies decreased due to tighter control over the ordering of supplies. Advertising decreased in 2010 as a result of further cost controls. Professional fees increased primarily due to legal costs associated with problem assets. FDIC insurance premiums expense decreased in 2010 due to the payment of a special FDIC assessment in 2009, which amounted to $89,832. Other expenses increased a modest 0.7% during 2010.

Analysis of Financial Condition

Average earning assets have increased 5.0% from December 31, 2009, to December 31, 2010. Total earning assets represented 95.7% of total average assets at December 31, 2010 compared to 94.9% at the end of 2009. The mix of average earning assets changed moderately from December 31, 2009, to December 31, 2010. The most notable shift in the mix of average earning assets was the decreased percentage of average net loans and the corresponding increase in average interest-bearing bank balances. This migration resulted in a 1.8% increase in average loans in 2010, while average deposits increased 39.5%. As a result a smaller portion of the average deposit growth in 2010 was used for loan funding and was placed in lower yielding interest-bearing balances.

Management’s Discussion and Analysis

Analysis of Financial Condition, continued

Table 6. Average Asset Mix

	For the Year Ended December 31, 2010		For the Year Ended December 31, 2009
	Average Balance	%	Average Balance	%

Earning assets
Loans, net	$181,183,966	83.01%	$177,918,569	84.90%
Investment securities	3,031,093	1.39%	3,284,887	1.57%
Federal funds sold	480,968	0.22%	322,977	0.15%
Interest-bearing bank balances	24,281,049	11.12%	17,406,296	8.31%

Total earning assets	208,977,076	95.74%	198,932,729	94.93%

Nonearning assets
Cash and due from banks	2,142,164	0.98%	3,486,437	1.66%
Property and equipment	4,797,723	2.20%	4,963,670	2.37%
Foreclosed assets	223,993	0.10%	73,246	0.04%
Other assets	7,652,908	3.51%	6,046,631	2.89%
Allowance for loan losses	(5,523,976)	(2.53)%	(3,951,250)	(1.89)%

Total nonearning assets	9,292,812	4.26%	10,618,734	5.07%

Total assets	$218,269,812	100.00%	$209,551,463	100.00%

For the year ended December 31, 2010, average net loans represented 83.01% of total average assets compared to 84.90% for the year ended 2009. Investments decreased from 1.57% of average assets to 1.39% of average assets over the same time period. Interest-bearing bank balances increased over the period from 8.31% to 11.12% of average assets. There was an increase in total earning assets as a percentage of total average assets in 2010. The average cost of funds decreased 47 basis points, including noninterest bearing deposits during 2010. These two factors resulted in an increase in the net yield on interest earning assets as shown in Table 1. The biggest increase in nonearning assets in 2010 was in other assets. This is the result of increased averages in prepaid and deferred income taxes, prepaid FDIC insurance premiums, interest receivable on loans and Bank Owned Life Insurance (BOLI). The largest single item in other assets is BOLI. Even though the BOLI does produce income its revenue is classified as other non-interest income and therefore is grouped with nonearning assets in the table above.

Loans

Average net loans totaled $181,183,966 for the year ended December 31, 2010. This represents an increase of 1.8% over the average net loans for 2009. Loan demand eased in 2010 as general economic conditions remained weak.

The loan portfolio is dominated by real estate and commercial loans. These loans make up 96.17% of the total loan portfolio at December 31, 2010. This is up from the 96.09% that the two categories maintained at December 31, 2009. The amount of loans outstanding by type at December 31, 2010, and December 31, 2009, and the maturity distribution for variable and fixed rate loans as of December 31, 2010 are presented in Tables 7 & 8, respectively. The 2008 summary in Table 7 was restated in 2009 to reflect the current collateral type classification of loans. Previously the loans were classified based on loan purpose. The classification change was made for regulatory reporting purposes in the first quarter of 2009. The years ended December 31, 2007 and 2006 are classified by loan purpose as opposed to underlying collateral of the loan. Based on the classifications for the years ended 2008 through 2010 it can be inferred that loans classified as commercial in 2006 and 2007 included a large amount of loans that were collateralized by nonfarm, nonresidential real estate.

Management’s Discussion and Analysis

Loans, continued

Table 7. Loan Portfolio Summary

	December 31, 2010		December 31, 2009		December 31, 2008
	Amount	%	Amount	%	Amount	%

Construction and development	$5,986,045	3.35%	$8,044,967	4.35%	$10,147,141	5.78%
1-4 family residential	46,356,711	25.98%	46,355,854	25.05%	46,638,301	26.59%
5 or more family residential	1,853,346	1.04%	2,005,142	1.08%	2,167,181	1.24%
Farmland	2,854,481	1.60%	2,458,748	1.33%	2,580,133	1.47%
Nonfarm, nonresidential	48,170,698	27.00%	51,527,856	27.84%	49,928,116	0.34%

Total real estate	105,221,281	58.97%	110,392,567	59.65%	111,460,872	63.54%

Agricultural	73,852	0.04%	—	—%	9,958	0.01%
Commercial and industrial	66,377,076	37.20%	67,428,438	36.44%	56,391,439	32.15%
Consumer	6,759,770	3.79%	7,085,464	3.83%	7,477,123	4.26%
Other	—	—%	155,653	0.08%	79,731	0.04%

Total	$178,431,979	100.00%	$185,062,122	100.00%	$175,419,123	100.00%

			December 31, 2007		December 31, 2006
			Amount	%	Amount	%

Construction and development			$4,149,219	2.45%	$5,899,497	3.77%
1-4 family residential			35,064,796	20.72%	33,576,325	21.48%
5 or more family residential			—	0.00%	—	0.00%
Farmland			307,586	0.18%	334,997	0.21%
Nonfarm, nonresidential			570,276	0.34%	636,967	0.41%

Total real estate			40,091,877	23.69%	40,447,786	25.87%

Agricultural			89,914	0.05%	114,734	0.07%
Commercial and industrial			117,802,940	69.62%	104,322,425	66.72%
Consumer			10,945,019	6.47%	11,155,249	7.13%
Other			295,290	0.17%	308,700	0.21%

Total			$169,225,040	100.00%	$156,348,894	100.00%

The concentrations represented above do not, based on managements’ assessment, expose the Bank to any unusual concentration risk. Based on the Bank’s size the only concentration that is above area peer group analysis is commercial and industrial loans. Management recognizes the inherent risk associated with commercial lending, including whether or not a borrower’s actual results of operations will correspond to those projected by the borrower when the loan was funded; economic factors such as the number of housing starts and increases in interest rates, etc.; depression of collateral values; and completion of projects within the original cost and time estimates. The Bank mitigates some of that risk by actively seeking government guarantees on these loans. Collectively, the Bank has approximately $40,818,000 in loans that carry government guarantees at December 31, 2010. The guaranteed portion of these loans amounts to $32,260,000, much of which are classified as commercial and industrial loans and nonfarm, nonresidential loans.

Loans in higher risk categories, such as non-owner occupied nonfarm, non-residential property and commercial real estate construction represent a small segment of our loan portfolio. Commercial construction loans included in construction and development loans amounted to $2,430,504 at December 31, 2010. Non-owner occupied nonfarm, non-residential properties included in nonfarm, non-residential loans above amounted to $7,415,972 at December 31, 2010.

Management’s Discussion and Analysis

Loans, continued

Table 8. Maturity Schedule of Loans

	Commercial Financial and Agricultural	Real Estate	Others	Total
				Amount	%

Fixed rate loans
Three months or less	$10,329,796	$10,692,540	$1,207,784	$22,230,120	12.46%
Over three months to twelve months	18,751,642	14,127,516	1,690,022	34,569,180	19.37%
Over one year to five years	12,005,250	36,434,205	3,110,338	51,549,793	28.89%
Over five years	5,935,123	14,729,247	—	20,664,370	11.59%

Total fixed rate loans	$47,021,811	$75,983,508	$6,008,144	$129,013,463	72.31%

Variable rate loans
Three months or less	$1,974,800	$214,744	$—	$2,189,544	1.23%
Over three months to twelve months	3,343,765	294,767	—	3,638,532	2.04%
Over one year to five years	5,983,314	2,633,296	—	8,616,610	4.82%
Over five years	8,127,238	26,094,966	751,626	34,973,830	19.60%

Total variable rate loans	$19,429,117	$29,237,773	$751,626	$49,418,516	27.69%

Total loans
Three months or less	$12,304,596	$10,907,284	$1,207,784	$24,419,664	13.69%
Over three months to twelve months	22,095,407	14,422,283	1,690,022	38,207,712	21.41%
Over one year to five years	17,988,564	39,067,501	3,110,338	60,166,403	33.71%
Over five years	14,062,361	40,824,213	751,626	55,638,200	31.19%

Total loans	$66,450,928	$105,221,281	$6,759,770	$178,431,979	100.00%

Interest rates charged on loans vary with the degree of risk, maturity and amount of the loan. Competitive pressures, money market rates, availability of funds, and government regulation also influence interest rates. On average, loans yielded 6.11% for the year ended December 31, 2010, compared to an average yield of 6.05% in 2009. This slight increase in yields is attributable to the change in loan mix as average prime rates during 2010 and 2009 remained virtually unchanged. Commercial loans increased to 37.20% of loans outstanding at December 31, 2010, compared to 36.44% at the end of 2009. Much of this increase involved increases in loans guaranteed by the SBA and USDA. Total real estate loans decreased from 59.65% of total loans at December 31, 2009, to 58.97% of total loans at December 31, 2010. A reduction in construction and nonfarm, nonresidential loans was a contributing factor in this decrease. Consumer loans fell to 3.79% of total loans at December 31, 2010, from 3.83% at December 31, 2009. This decrease was partially attributable to a decrease in consumer loans in Freedom Finance, LLC. Loans in the subsidiary decreased $197,692 or 18.6% from December 31, 2009 to December 31, 2010.

Investment Securities

The Company uses its investment portfolio to provide for unexpected deposit decreases or loan generation, to meet the Company’s interest rate sensitivity goals, and to generate income.

Management’s Discussion and Analysis

Investment Securities, continued

Management of the investment portfolio has been conservative with virtually all investments taking the form of purchases of government-sponsored enterprises and mortgage-backed securities. Management views the investment portfolio as a source of income, and purchases securities with that in mind. However, adjustments are necessary in the portfolio to provide an adequate source of liquidity, which can be used to meet funding requirements for loan demand and deposit fluctuations and to control interest rate risk. Therefore, from time to time management may sell certain securities prior to their maturity. Table 9 presents the investment portfolio at December 31, 2010, 2009 and 2008 by major type of investments and maturity ranges are also presented for 2010.

In the low rate environment experienced in 2010, the general turnover of government-sponsored enterprises and the investment in adjustable-rate mortgage-backed securities, which adjust annually, caused the average yield of the investment portfolio to decrease to 1.47% for the year ended December 31, 2010, compared to 2.05% for 2009. At December 31, 2010 the market value of the investment portfolio was $2,953,511, representing $112,146 less than book value. At December 31, 2009, the market value of the investment portfolio was $123,671 below book value.

The Company has an investment in Federal Home Loan Bank of Atlanta (“FHLB”) stock of $889,100 at December 31, 2010 and $995,300 at December 31, 2009, which is included in restricted equity securities. The Company carries its investment in FHLB at its cost which is the par value of the stock. The level of investment in FHLB stock is based on the asset size of the Company and the amount of borrowings outstanding. The FHLB evaluates on a quarterly basis whether to repurchase excess capital stock from its members. FHLB paid a cash dividend for the fourth quarter of 2009 at an annualized rate of 0.27% on March 31, 2010, a first quarter dividend at an annualized rate of 0.26% on May 18, 2010, and a second quarter dividend at an annualized rate of 0.44% on July 30, 2010. On October 29, 2010, FHLB announced an annualized dividend rate of 0.39% for the third quarter 2010 which was paid to members on November 4, 2010. At September 30, 2010 (the most recent date available), the FHLB was in compliance with all of its regulatory capital requirements as its total regulatory capital-to-assets ratio was 6.38% exceeding the 4% requirement, and its risk-based capital was $9.0 billion, exceeding its $2.1 billion requirement. Management believes that our investment in FHLB stock was not impaired as of December 31, 2010 or December 31, 2009. There can be no assurance that the impact of recent or future legislation on the Federal Home Loan Banks will not cause a decrease in the value of the Company’s investment in FHLB stock.

Table 9. Investment Securities

December 31, 2010, Available for Sale and Restricted

	In One Year or Less	One Year Through Five Years	After Five Through Ten Years	After Ten Years	Total	Market Value

Investment securities
Government-sponsored enterprises	$—	$1,500,000	$—	$—	$1,500,000	$1,501,770
Government-sponsored enterprises pools (MBS)	—	—	58,709	15,569	74,278	75,862
Municipal securities	—	—	—	—	—	—
Corporate securities	—	—	550,000	—	550,000	434,500
Restricted	941,379	—	—	—	941,379	941,379

Total	$941,379	$1,500,000	$608,709	$15,569	$3,065,657	$2,953,511

Weighted average yields
Government-sponsored enterprises	—%	1.08%	—%	—%	1.08%
Government-sponsored enterprises pools (MBS)	—%	—%	3.32%	2.94%	3.24%
Municipal securities	—%	—%	—%	—%	—%
Corporate securities	—%	—%	4.17%	—%	4.17%
Restricted	0.37%	—%	—%	—%	0.37%

Consolidated	0.37%	1.08%	4.09%	2.94%	1.47%

Management’s Discussion and Analysis

Table 9. Investment Securities, continued

December 31, 2009 and December 31, 2008, Available for Sale and Restricted

	December 31, 2009		December 31, 2008
	Total	Market Value	Total	Market Value

Investment securities
Government-sponsored enterprises	$1,501,913	$1,505,455	$1,512,503	$1,534,060
Government-sponsored enterprises pools (MBS)	83,683	85,720	100,457	99,767
Municipal securities	—	—	—	—
Corporate securities	550,000	420,750	550,000	526,955
Restricted	1,047,514	1,047,514	1,047,464	1,047,464

Total	$3,183,110	$3,059,439	$3,210,424	$3,208,246

Average federal funds sold totaled $480,968 for the year ended December 31, 2010, which was up from the 2009 average. Federal funds represent the most liquid portion of the Bank’s invested funds and generally the lowest yielding portion of earning assets. Deposits in other banks primarily represent deposits at the Federal Home Loan Bank of Atlanta and the Federal Reserve Bank, which pay an overnight rate on those deposits. These rates usually mirror the federal funds rate. Occasionally, included in these deposits are short-term time deposit investments in other banks through the Certificate of Deposit Account Registry Service (CDARS). These time deposits generally are for terms less than one month and carry market rates. No short-term time deposits were included in deposits at other banks at December 31, 2010. Management has made an effort to maintain deposits in other banks at the lowest level possible consistent with prudent risk management strategies, while having available resources to fund loan demand and the maturity of time deposits. Large average demand deposit balances also make it necessary to retain funds in more liquid investments. During the year ended December 31, 2010, average federal funds and deposits in other banks represented 0.22% and 11.12% of average assets, respectively. This compares to 0.15% and 8.31% in 2010 and 2009, respectively.

Deposits

The Bank relies on deposits generated in its market area to provide the majority of funds needed to support lending activities and for investment in liquid assets. More specifically, core deposits (total deposits less certificates of deposit in denominations of $100,000 or more) are the primary funding source. The Bank’s balance sheet growth is largely determined by the availability of deposits in its markets, the cost of attracting the deposits, and the prospects of profitably utilizing the available deposits by increasing loans or investment portfolios. Market conditions have resulted in depositors shopping for deposit rates more than in the past. An increased customer awareness of interest rates adds to the importance of rate management. The Bank’s management must continually monitor market pricing, competitor’s rates, and internal interest rate spreads to maintain the Bank’s growth and profitability. The Bank attempts to structure rates so as to promote deposit and asset growth, while at the same time, increasing overall profitability of the Bank.

Management’s Discussion and Analysis

Deposits, continued

Average deposits for the year ended December 31, 2010, amounted to $176,542,298 which was an increase of $9,419,345, or 5.6% over 2009. Average core deposits totaled $131,405,343 for the year ended December 31, 2010, an increase of $10,431,150, or 8.6% over the 2009 average of $120,974,193. The percentage of the Bank’s average deposits that are interest bearing decreased to 82.97% for the year ended December 31, 2010, from 84.43% in 2009. Average demand deposits, which earn no interest, increased 15.5% from $26,010,766 in 2009 to $30,054,377 in 2010. Average deposits for the periods ended December 31, 2010, December 31, 2009 and December 31, 2008 are summarized in Table 10 below:

Table 10. Deposit Mix

	For the Year Ended December 31, 2010		For the Year Ended December 31, 2009		For the Year Ended December 31, 2008
	Average Balance	%	Average Balance	%	Average Balance	%

Interest-bearing deposits
NOW Accounts	$21,209,645	12.01%	$20,237,878	12.11%	$18,933,674	11.54%
Money Market	20,590,446	11.66%	15,509,490	9.28%	13,629,090	8.30%
Savings	5,948,381	3.37%	5,949,780	3.56%	5,205,818	3.17%
Small denomination certificates	53,602,494	30.36%	53,178,701	31.82%	61,064,874	37.20%
Large denomination certificates	39,265,843	22.24%	37,474,738	22.42%	36,945,571	22.51%
Brokered certificates	5,871,112	3.33%	8,674,022	5.19%	2,597,239	1.59%
Repurchase agreements	—	—%	87,578	0.05%	364,819	0.22%

Total interest-bearing deposits	146,487,921	82.97%	141,112,187	84.43%	138,741,085	84.53%

Noninterest-bearing deposits	30,054,377	17.03%	26,010,766	15.57%	25,398,158	15.47%

Total deposits	$176,542,298	100.00%	$167,122,953	100.00%	$164,139,243	100.00%

The average balance of certificates of deposit issued in denominations of $100,000 or more increased by $1,791,105, or 4.8% for the year ended December 31, 2010. The strategy of management has been to support loan and investment growth with core deposits and not to aggressively solicit the more volatile, large denomination certificates of deposit. However, this increase was more than offset by an increase in noninterest-bearing deposits. Due to the significantly lower rates available the Bank funds a portion of its liquidity needs with brokered certificates of deposit. These deposits are typically below $100,000 and are not considered core deposits. The average balance in brokered certificates of deposit in 2010 amounted to $5,871,112 compared to $8,674,022 in 2009. Table 11 provides maturity information relating to certificates of deposit of $100,000 or more at December 31, 2010.

Table 11. Large Time Deposit Maturities

Analysis of time deposits of $100,000 or more at December 31, 2010:

Remaining maturity of three months or less	$8,484,883
Remaining maturity over three through twelve months	17,518,511
Remaining maturity over twelve months	11,042,835

Total time deposits of $100,000 or more	$37,046,229

Borrowings

From time to time the Bank will find that funds raised through deposits and repurchase agreements will not fully satisfy the Bank’s liquidity needs. When this occurs, the Bank uses borrowings from correspondent banks and the Federal Home Loan Bank (FHLB) to fund the shortfall. At year-end 2010, the Bank had no short-term borrowings from correspondent banks or the FHLB. The average rate paid on short-term debt for the year ended December 31, 2010 and 2009 was 2.34% and 0.74%, respectively.

Management’s Discussion and Analysis

Borrowings, continued

The following table presents information on each category of the Company’s short-term debt, which generally mature within one to seven days from the transaction date.

Table 12. Short-term Borrowings (dollars in thousands)

	For the Period Ended December 31,
	2010	2009
Actual amount outstanding at period end:
Federal funds purchased	$—	$—
Securities sold under agreements to repurchase	—	—
Short-term FHLB Borrowings	—	3,750

Weighted average actual interest rate at period end:
Federal funds purchased	—	—
Securities sold under agreements to repurchase	—	—
Short-term FHLB Borrowings	—%	0.55%

Maximum amount outstanding at any month-end in period:
Federal funds purchased	$—	$3,500
Securities sold under agreements to repurchase	—	288
Short-term FHLB Borrowings	3,750	4,750

Average amount outstanding during period end:
Federal funds purchased	$13	$45
Securities sold under agreements to repurchase	—	88
Short-term FHLB Borrowings	752	3,389

Weighted average interest rate during the period:
Federal funds purchased	0.92%	0.90%
Securities sold under agreements to repurchase	—%	—%
Short-term FHLB Borrowings	2.36%	0.76%

Federal Home Loan Bank advances are relatively cost-effective funding sources and provide the Company with the flexibility to structure borrowings in a manner that aids in the management of interest rate risk and liquidity. Long-term debt consists of fixed, variable and convertible rate advances from the FHLB. The average interest rate paid on long- term debt for the year ended December 31, 2010 and 2009, was 4.01% and 4.33%, respectively. See Note 10 of the Company’s Consolidated Financial Statements for more information on the long-term advances.

Management’s Discussion and Analysis

Capital Adequacy

Stockholders’ equity amounted to $28,644,155 at December 31, 2010, a 0.77% increase over the 2009 year-end total of $28,425,352. Average stockholders’ equity as a percentage of average total assets amounted to 13.32% for the year ended December 31, 2010, and 13.20% in 2009.

Regulatory guidelines relating to capital adequacy provide minimum risk-based ratios which assess capital adequacy while encompassing all credit risks, including those related to off-balance sheet activities. Capital ratios under these guidelines are computed by weighing the relative risk of each asset category to derive risk-adjusted assets. The risk-based capital guidelines require minimum ratios of core (Tier 1) capital (common stockholders’ equity) to risk-weighted assets of 4.0% and total regulatory capital (core capital plus allowance for loan losses up to 1.25% of risk-weighted assets) to risk-weighted assets of 8.0%. As of December 31, 2010, the Bank has a ratio of Tier 1 capital to risk-weighted assets of 15.72% and a ratio of total capital to risk-weighted assets of 16.99%. All capital ratio levels indicate that the Bank is well capitalized.

At December 31, 2010, the Company had 3,206,495 shares of common stock outstanding, which were held by approximately 1,600 stockholders of record. Stock options for 8,390 shares of common stock were exercised in 2010.

Additionally, the Company had 189,356 shares of Series A 4.5% Convertible Non-Cumulative Perpetual Preferred Stock outstanding at December 31, 2010. The shares have a liquidation value of $14 per share. The shares were issued in a private placement and are held by approximately 49 stockholders of record. The shares are non-voting and convertible into 2.0868 shares of common stock.

On December 1, 2010, the Company issued 181,154 shares of Series D 5.0% Convertible Non-Cumulative Perpetual Preferred Stock for $7.08 per share, netting proceeds of $1,248,482 after issue costs. The shares have a liquidation value of $7.08 per share and are convertible into one share of common stock at the election of the holder, but are not redeemable at the option of the holder. Provided that the market value of Surrey’s common stock is $8.85 on or after January 1, 2014, Surrey may redeem all or a portion of the outstanding shares of Series D Preferred Stock at a redemption price of $7.08 per share. The shares were issued in a private placement and are held by approximately 15 stockholders of record. The shares are non-voting.

On January 9, 2009, the Company issued and sold to the United States Department of the Treasury 2,000 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series B, with a liquidation preference of $1,000 per share and a warrant to purchase 100.001 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series C, with a liquidation preference of $1,000 per share, at an initial exercise price of $0.01 per share. The Warrant was immediately exercised. The Series B Preferred Stock paid cumulative dividends at a rate of 5% per annum for the first five years, and 9% per annum thereafter. The Series C Warrant Preferred Stock paid a cumulative dividend of 9%, per annum. Net proceeds from the issuance, after legal fees, amounted to $1,975,015.

On December 29, 2010, the Company repurchased all of its remaining outstanding Fixed Rate Cumulative Perpetual Preferred Stock, Series B and Fixed Rate Cumulative Perpetual Preferred Stock, Series C, which was issued by the Company to the United States Department, for an aggregate purchase price of $2.1 million, including approximately $13 thousand of accrued and unpaid dividends and approximately $40,000 in unamortized discounts. The Company funded the repurchase of the Preferred Stock primarily with cash on hand and the approximately $1.28 million of gross proceeds received on December 1, 2010 upon the completion of its private placement of 181,154 shares of its Series D Preferred Stock.

Nonperforming and Problem Assets

Certain credit risks are inherent in making loans, particularly commercial and consumer loans. Management prudently assesses these risks and attempts to manage them effectively. The Bank also attempts to reduce repayment risks by adhering to internal credit policies and procedures. These policies and procedures include officer and customer limits, periodic loan documentation review and follow up on exceptions to credit policies.

Management’s Discussion and Analysis

Nonperforming and Problem Assets, continued

The Company actively monitors delinquencies, nonperforming assets and potential problem loans. Unsecured loans that are past due more than 90 days are placed into nonaccrual status. Secured loans reach nonaccrual status when they surpass 120 days past due. When facts and circumstances indicate the borrower has regained the ability to meet the required payments, the loan is returned to accrual status.

Management reviews all criticized loans on a periodic basis for possible charge offs. Any unsecured loans that are 90+ days past due must be charged off in full. If secured, a reserve equal to the potential loss will be established. Any charge off must be reported to the Board of Directors within 30 days. On a monthly basis, recovery actions will be provided to Board of Directors.

The table below shows the amount of non-performing assets.

Table 13. Non-performing Assets

	2010	2009	2008	2007	2006

Nonaccrual loans	$6,362,127	$983,043	$544,061	$350,141	$304,064
Loans past due 90 days and still accruing	—	2,825	36,725	49,001	103,237
Troubled debt restructured loans	—	384,584	—	—	—
Foreclosed assets	450,532	53,336	50,414	88,840	77,503

Total	$6,812,959	$1,423,788	$487,982	$487,982	$484,804

Total assets	$213,652,484	$216,949,782	$204,178,015	$210,957,373	$187,109,528

Ratio	3.19%	0.66%	0.31%	0.23%	0.26%

Interest receivable on original note terms	$127,836	$78,566	$34,623	$25,837	$21,303

Interest actually recorded in income	$38,271	$45,686	$1,943	$7,181	$13,644

At December 31, 2010 and 2009, the Bank had loans in nonaccrual status of $6,362,127 and $983,043, respectively. Foreclosed assets at December 31, 2010 primarily include undeveloped land, 1-4 family dwellings and nonfarm, nonresidential property. Loans that were considered impaired but were still accruing interest at December 31, 2010 and 2009, totaled $8,275,585 and $5,415,487, respectively. A loan is considered impaired when, based on current information and events it is probable that the Bank will be unable to collect all amounts due to the contractual terms of the loan agreement. The increases in loans in nonaccrual and impaired status primarily consist of large commercial and industrial loans, nonfarm, non-residential loans and 1-4 family residential loans. The number of loans in nonaccrual status at December 31, 2010 was forty-four. The average nonaccrual loan balance was approximately $144,600. At the end of 2009 nonaccrual loans numbered fourteen and averaged $70,200. Approximately $4,700,300 or 74% of the nonaccrual loans at December 31, 2010 consisted of ten loans ranging in value from $215,000 to $1,162,000. At December 31, 2009 no nonaccrual loans surpassed $200,000. Impaired loans still accruing numbered forty three at December 31, 2010, with an average balance of $192,400. Seventeen of these loans amounted to $6,580,000 or approximately 80% of the total. At December 31, 2009, impaired loans still accruing numbered thirty-three with an average balance of $164,100. Eleven loans totaled $4,835,000 or 89% of the total impaired. Specific reserves on nonaccrual and impaired loans totaled $4,069,260 at December 31, 2010, or 27.8% of the balances outstanding compared to $2,132,474 or 31.4% of the balances outstanding at December 31, 2009. Many of these loans also carry government guaranties. The guaranteed portions of nonaccrual and impaired loans at December 31, 2010 and 2009 are $5,309,221 and $2,216,010, respectively. Combined, specific reserves and loan guarantees amount to approximately 64% of nonaccrual and impaired loans at December 31, 2010 and 2009.

All nonaccrual loans are considered to be impaired. The following table summarizes nonaccrual and impaired loans still accruing:

Management’s Discussion and Analysis

Table 14. Nonaccrual and Impaired Loans

	December 31, 2010	December 31, 2009

Construction and development	$136,703	$144,255
1-4 family residential	2,172,065	612,516
Nonfarm, non-residential	4,268,396	781,797
Commercial and industrial	8,050,109	5,192,563
Consumer	10,439	50,924
Other loans	—	1,060

Total impaired and nonaccrual	$14,637,712	$6,783,115

Loan Losses

The allowance for loan losses is maintained at a level adequate to absorb probable losses. Some of the factors which management considers in determining the appropriate level of the allowance for credit losses are: past loss experience, an evaluation of the current loan portfolio, identified loan problems, the loan volume outstanding, the present and expected economic conditions in general, and in particular, how such conditions relate to the market area that the Bank serves. Bank regulators also periodically review the Bank’s loans and other assets to assess their quality. Loans deemed uncollectible are charged to the allowance. Provisions for loan losses and recoveries on loans previously charged off are added to the allowance.

Net loans charged off as a percentage of average loans were 0.55% and 0.17% in 2010 and 2009, respectively.

The provision for loan losses and the activity in the allowance for loan losses are detailed in Table 15.

Table 15. Loan Losses (dollars in thousands)

	December 31,
	2010	2009	2008	2007	2006

Balance at January 1	$4,670	$3,365	$2,782	$2,531	$2,311
Recoveries
Commercial	151	93	15	5	82
Residential, 1-4 family	2	—	—	—	—
Nonfarm, non residential property	21	—	—	—	—
Loans to individuals	28	23	26	46	37

Total recoveries	202	116	41	51	119

Charged-off loans
Commercial	(546)	(133)	(46)	(26)	(151)
Residential, 1-4 family	(27)	—	—	—	—
Nonfarm, non residential property	(110)	—	—	—	—
Loans to individuals	(509)	(283)	(212)	(492)	(362)

Total charge-off loans	(1,192)	(416)	(258)	(518)	(513)

Net charge-offs	(990)	(300)	(217)	(467)	(394)
Provision for loan losses	3,004	1,605	800	718	614

Balance at December 31	$6,684	$4,670	$3,365	$2,782	$2,531

Total loans outstanding	$178,432	$185,062	$175,419	$169,225	$156,349

Average outstanding loans during period	$181,184	$177,919	$171,799	$160,289	$147,362

Allowance for loan losses to loans outstanding	3.74%	2.52%	1.92%	1.64%	1.62%

Ratio of net charge-offs to average loans outstanding	0.55%	0.17%	0.13%	0.29%	0.27%

Management’s Discussion and Analysis

Liquidity and Sensitivity

The principal goals of the Bank’s asset and liability management strategy are the maintenance of adequate liquidity and the management of interest rate risk. Liquidity is the ability to convert assets to cash in order to fund depositors’ withdrawals or borrowers’ loans without significant loss. Interest rate risk management balances the effects of interest rate changes on assets that earn interest or liabilities on which interest is paid, to protect the Bank from wide fluctuations in its net interest income which could result from interest rate changes.

Management must insure that adequate funds are available at all times to meet the needs of its customers. On the asset side of the balance sheet, maturing investments, loan payments, maturing loans, federal funds sold, and unpledged investment securities are principal sources of liquidity. On the liability side of the balance sheet, liquidity sources include core deposits, the ability to increase large denomination certificates, federal fund lines from correspondent banks, borrowings from the Federal Home Loan Bank, as well as the ability to generate funds through the issuance of long-term debt and equity.

The liquidity ratio (the level of liquid assets divided by total deposits plus short-term liabilities) was 15.92% at December 31, 2010, compared to 13.01% at December 31, 2009. The liquidity ratio at December 31, 2010 is considered adequate by management.

Interest rate risk is the effect that changes in interest rates would have on interest income and interest expense as interest-sensitive assets and interest-sensitive liabilities either reprice or mature. Management attempts to maintain the portfolios of interest-earning assets and interest-bearing liabilities with maturities or repricing opportunities at levels that will afford protection from erosion of net interest margin, to the extent practical, from changes in interest rates. Table 16 shows the sensitivity of the Bank’s balance sheet as of that specific date and is not necessarily indicative of the position on other dates. At December 31, 2010, the Bank appeared to be cumulatively asset-sensitive (earning assets subject to interest rate changes exceeding interest-bearing liabilities subject to changes in interest rates). However, in the four to twelve month window, liabilities subject to change in interest rates exceed assets subject to interest rate changes (non-asset sensitive).

Matching sensitive positions alone does not ensure the Bank has no interest rate risk. The repricing characteristics of assets are different from the repricing characteristics of funding sources. Thus, net interest income can be impacted by changes in interest rates even if the repricing opportunities of assets and liabilities are perfectly matched.

Management’s Discussion and Analysis

Table 16. Interest Rate Sensitivity

	December 31, 2010 Maturities
	1 - 3 Months	4 - 12 Months	13 - 60 Months	Over 60 Months	Total
Earning Assets
Loans	$60,152,405	$26,573,153	$60,426,271	$31,280,150	$178,431,979
Investments	467,029	43,333	1,501,770	—	2,012,132
Interest-bearing balances with banks	22,792,088	—	—	—	22,792,088
Federal funds sold	702,121	—	—	—	702,121

Total	$84,113,643	$26,616,486	$61,928,041	$31,280,150	$203,938,320

Interest-bearing deposits
NOW accounts	$23,808,760	$—	$—	$—	$23,808,760
Money market	21,256,179	—	—	—	21,256,179
Savings	5,646,904	—	—	—	5,646,904
Certificates of deposit	24,978,409	41,317,434	28,997,718	—	95,293,561
Long-term debt	—	1,350,000	6,100,000	2,000,000	9,450,000

Total	$75,690,252	$42,667,434	$35,097,718	$2,000,000	$155,455,404

Interest sensitivity gap	$8,423,391	$(16,050,948)	$26,830,323	$29,280,150	$—
Cumulative interest sensitivity gap	$8,423,391	$(7,627,557)	$19,202,766	$48,482,916	$48,482,916
Ratio of sensitive assets to sensitive liabilities	111.13%	62.38%	176.44%	1564.01%	131.19%
Cumulative ratio of sensitive assets to sensitive liabilities	111.13%	93.56%	112.51%	131.19%	131.19%

Table 17. Key Financial Ratios

		December 31,
	2010	2009	2008

Return on average assets	0.57%	1.07%	0.74%
Return on average equity	4.26%	8.07%	6.36%
Average equity to average assets	13.32%	13.20%	11.70%

The returns on average assets and equity for the year ended December 31, 2009, were significantly affected by the receipt of tax exempt life insurance proceeds amounting to $1,000,000.

Board of Directors and Officers

Board of Directors

Edward C. Ashby, III	Surrey Bank & Trust

William A. Johnson	J. G. Coram Company, Inc.

Elizabeth Johnson Lovill	Town and Country Builders of Mount Airy, Inc.

Robert H. Moody	Moody Funeral Services, Inc.

Gene Rees	F. Rees Company, Inc.

Tom G. Webb	Araneum, LLC

Buddy Williams	Ten Oaks, LLC

Hylton Wright	Retired

Bank Officers

Hylton Wright	Chairman

Edward C. Ashby, III	President and CEO

Peter A. Pequeno	Senior Vice President and CLO

Mark H. Towe	Senior Vice President, Treasurer and CFO

Brenda J. Harding	Senior Vice President, Secretary and COO

John Canosa	Vice President

Lonnie Dillon	Vice President

Lesa Hensley	Vice President

Kenneth Shelton	Vice President

J. Cory Tucker	Vice President

Stockholder Information

Annual Meeting

The annual meeting of stockholders will be held Thursday, April 28, 2011, at 10:00 a.m. at Cross Creek Country Club, 1129 Greenhill Road, Mount Airy, North Carolina.

Requests for Information

Requests for information should be directed to Mr. Mark H. Towe, Senior Vice President and CFO, at Surrey Bank & Trust, Post Office Box 1227, Mount Airy, North Carolina, 27030; telephone (336) 783-3900. A copy of the Company’s Form 10-K for 2010 will be furnished, without charge, after March 31, 2011, upon written request, or will be available on the internet at www.surreybank.com.

Independent Auditors	Stock Transfer Agent

Elliott Davis, PLLC Certified Public Accountants Post Office Box 760 Galax, Virginia 24333	First Shareholder Services Post Office Box 29522 Raleigh, North Carolina 27626-0522

Federal Deposit Insurance Corporation

The Bank is a member of the FDIC. This statement has not been reviewed, or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.

Banking Offices

145 North Renfro Street Mount Airy, North Carolina (336) 783-3900	1280 West Pine Street Mount Airy, North Carolina (336) 783-3920	940 Woodland Drive Stuart Virginia (276) 694-4825

2050 Rockford Street Mount Airy, North Carolina (336) 783-3940		653 South Key Street Pilot Mountain, North Carolina (336) 368-1122

Mortgage Lending Office

199 North Renfro Street Mount Airy, North Carolina (336) 783-3933

Freedom Finance, LLC	SB & T Insurance	Surrey Investment Services, Inc.
165 North Renfro Street Mount Airy, North Carolina (336) 783-3980	199 North Renfro Street Mount Airy, North Carolina (336) 783-3939	145 North Renfro Street Mount Airy, North Carolina (336) 783-3938